EXHIBIT 10.3

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by [**].

CREDIT AGREEMENT

by and among

HAMPSHIRE GROUP, LIMITED

as Parent,

HAMPSHIRE DESIGNERS, INC., ITEM-EYES, INC. and SCOTT JAMES, LLC

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, LLC

as the Agent

Dated as of October 28, 2010

Page

CREDIT AGREEMENT			1

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	1
	1.4	Construction	1
	1.5	Schedules and Exhibits	2

2.	LOANS AND TERMS OF PAYMENT.		2
	2.1	Revolver Advances.	2
	2.2	[Reserved]	3
	2.3	Borrowing Procedures and Settlements.	3
	2.4	Payments; Reductions of Commitments; Prepayments.	8
	2.5	Overadvances	11
	2.6	Interest Rates and Letter of Credit Fee	11
	2.7	Crediting Payments	12
	2.8	Designated Account	12
	2.9	Maintenance of Loan Account; Statements of Obligations	12
	2.10	Fees	13
	2.11	Letters of Credit.	13
	2.12	LIBOR Option.	16
	2.13	Capital Requirements	18
	2.14	Joint and Several Liability of Borrowers	19

3.	CONDITIONS; TERM OF AGREEMENT.		22
	3.1	Conditions Precedent to the Initial Extension of Credit	22
	3.2	Conditions Precedent to all Extensions of Credit	22
	3.3	Maturity	22
	3.4	Effect of Maturity	22
	3.5	Early Termination by Borrower	22
	3.6	Conditions Subsequent	22

4.	REPRESENTATIONS AND WARRANTIES.		23
	4.1	Due Organization and Qualification; Subsidiaries	23
	4.2	Due Authorization; No Conflict.	24
	4.3	Governmental Consents	24
	4.4	Binding Obligations; Perfected Liens	24
	4.5	Title to Assets; No Encumbrances	24
	4.6	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.	25
	4.7	Litigation	25
	4.8	Compliance with Laws	25
	4.9	No Material Adverse Change	25
	4.10	Fraudulent Transfer.	26
	4.11	Employee Benefits	26
	4.12	Environmental Condition	26
	4.13	Intellectual Property	26
	4.14	Leases	26
	4.15	Deposit Accounts and Securities Accounts	26
	4.16	Complete Disclosure	26
	4.17	Material Contracts	27

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(continued)
Page

	4.18	Patriot Act	27
	4.19	Indebtedness	27
	4.20	Payment of Taxes	27
	4.21	Margin Stock	28
	4.22	Governmental Regulation	28
	4.23	OFAC	28
	4.24	Employee and Labor Matters	28
	4.25	[Reserved]	28
	4.26	[Reserved]	28
	4.27	Excluded Copyrights	28
	4.28	Eligible Accounts	29
	4.29	Eligible Inventory	29
	4.30	Locations of Inventory	29
	4.31	Inventory Records	29

5.	AFFIRMATIVE COVENANTS.		29
	5.1	Financial Statements, Reports, Certificates	29
	5.2	Collateral Reporting	29
	5.3	Existence	30
	5.4	Maintenance of Properties	30
	5.5	Taxes	30
	5.6	Insurance	30
	5.7	Inspection	31
	5.8	Compliance with Laws	31
	5.9	Environmental	31
	5.10	Disclosure Updates	31
	5.11	Formation of Subsidiaries	31
	5.12	Further Assurances	32
	5.13	Lender Meetings	32
	5.14	[Reserved]	32
	5.15	Location of Inventory	33
	5.16	Assignable Material Contracts	33
	5.17	Treasury Management Services and Bank Accounts	33

6.	NEGATIVE COVENANTS.		33
	6.1	Indebtedness	33
	6.2	Liens	33
	6.3	Restrictions on Fundamental Changes.	33
	6.4	Disposal of Assets	34
	6.5	Change Name	34
	6.6	Nature of Business	34
	6.7	Prepayments and Amendments	34
	6.8	Change of Control	34
	6.9	Restricted Junior Payments	35
	6.10	Accounting Methods	35
	6.11	Investments; Controlled Investments	35
	6.12	Transactions with Affiliates	35
	6.13	Use of Proceeds	36
	6.14	Limitation on Issuance of Stock	36
	6.15	[Reserved]	36
	6.16	Consignments	36

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(continued)
Page

	6.17	Inventory with Bailees	36

7.	FINANCIAL COVENANTS.		37

8.	EVENTS OF DEFAULT.		37

9.	RIGHTS AND REMEDIES.		39
	9.1	Rights and Remedies	39
	9.2	Remedies Cumulative	39

10.	WAIVERS; INDEMNIFICATION.		40
	10.1	Demand; Protest; etc	40
	10.2	The Lender Group’s Liability for Collateral	40
	10.3	Indemnification	40

11.	NOTICES.		41

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		42

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		42
	13.1	Assignments and Participations.	42
	13.2	Successors	45

14.	AMENDMENTS; WAIVERS.		45
	14.1	Amendments and Waivers	45
	14.2	Replacement of Certain Lenders.	46
	14.3	No Waivers; Cumulative Remedies	47

15.	AGENT; THE LENDER GROUP.		47
	15.1	Appointment and Authorization of Agent	47
	15.2	Delegation of Duties	48
	15.3	Liability of Agent	48
	15.4	Reliance by Agent	48
	15.5	Notice of Default or Event of Default	49
	15.6	Credit Decision	49
	15.7	Costs and Expenses; Indemnification	50
	15.8	Agent in Individual Capacity	50
	15.9	Successor Agent	50
	15.10	Lender in Individual Capacity	51
	15.11	Collateral Matters.	51
	15.12	Restrictions on Actions by Lenders; Sharing of Payments.	52
	15.13	Agency for Perfection	53
	15.14	Payments by Agent to the Lenders	53
	15.15	Concerning the Collateral and Related Loan Documents	53
	15.16	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	53
	15.17	Several Obligations; No Liability	54

16.	WITHHOLDING TAXES.		55

17.	GENERAL PROVISIONS.		57
	17.1	Effectiveness	57
	17.2	Section Headings	57
	17.3	Interpretation	57
	17.4	Severability of Provisions	57

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(continued)
Page

17.5	Bank Product Providers	57
17.6	Debtor-Creditor Relationship	58
17.7	Counterparts; Electronic Execution	58
17.8	Revival and Reinstatement of Obligations	58
17.9	Confidentiality	59
17.10	Lender Group Expenses	60
17.11	Survival	60
17.12	Patriot Act	60
17.13	Integration	60

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit I-1	Form of Imported Goods Agreement
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Art Dispositions
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization
Schedule 4.1(c)	Capitalization of Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.14	Leases
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.30	Locations of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of October 28, 2010, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), and HAMPSHIRE DESIGNERS, INC., a Delaware corporation (“Hampshire Designers”), ITEM-EYES, INC., a Delaware corporation (“Item-Eyes”), and SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”; Hampshire Designers, Item-Eyes and Scott James are herein collectively called the “Borrowers” and each individually, a “Borrower”).

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” or “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean such Person and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOANS AND TERMS OF PAYMENT.

2.1           Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)           such Lender’s Commitment, or

(ii)          such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)           the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and

(B)           the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

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(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (iii) Inventory Reserves.  The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve (or increase thereof) as determined by Agent in good faith.

2.2           [Reserved].

2.3           Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent.  Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 1:00 p.m. (Atlanta, Georgia time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 11:00 a.m. (Atlanta, Georgia time) on the Business Day that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

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(c)           Making of Loans.

(i)           In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (Atlanta, Georgia time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)          Unless Agent receives notice from a Lender prior to 12:00 noon (Atlanta, Georgia time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent hereby is authorized by each Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (in an aggregate amount for all such Advances taken together not exceeding $5,000,000 outstanding at any one time) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

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(ii)          Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $5,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5.  Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)         Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(e)           Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

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(i)           Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (Atlanta, Georgia time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (Atlanta, Georgia time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (Atlanta, Georgia time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)          In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)         Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

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(iv)        Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)            Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

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(h)           Independent Obligations.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4           Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrowers.

(i)           Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Atlanta, Georgia time) on the date specified herein.  Any payment received by Agent later than 2:00 p.m. (Atlanta, Georgia time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)          Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)           So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(e), and Section 2.4(f)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

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(ii)          At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)           first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)           fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)           seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)           eighth, to pay the principal of all Swing Loans until paid in full,

(I)            ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J)            tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

(K)           eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

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(L)           twelfth, ratably, to pay any Obligations owed to Defaulting Lenders; and

(M)          thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)         Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)        In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)         For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)        In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)           Reduction of Commitments.  The Commitments shall terminate on the Maturity Date.  Borrowers may reduce the Commitments to an amount not less than the greater of (i) $25,000,000 or (ii) the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a).  Each such reduction shall be in an amount which is not less than $5,000,000, shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Once reduced, the Commitments may not be increased.  Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d)           Optional Prepayments.  Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

(e)           Mandatory Prepayments - Borrowing Base Excess.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then, within 1 Business Day thereafter, Borrowers shall prepay the Obligations in accordance with Section 2.4(f), and/or provide Restricted Cash, in an aggregate amount equal to the Borrowing Base Excess.  All such Restricted Cash shall be taken into account in calculating the Borrowing Base.

(f)           Application of Payments.   Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Advances until paid in full, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

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2.5           Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6           Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i)           if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)          otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)           Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a rate equal to (i) 2.15% per annum times the Daily Balance of the undrawn amount of all outstanding trade Letters of Credit, and (ii) 2.50% per annum times the Daily Balance of the undrawn amount of all other outstanding Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i)           all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)          each Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except to the extent provided to the contrary in Section 2.10, 2.12(a) or 17.10, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable  hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

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(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Crediting Payments.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (Atlanta, Georgia time).  If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (Atlanta, Georgia time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8           Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

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2.9           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10           Fees.  Borrowers shall pay to Agent,

(a)           for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

(b)           for the ratable account of the Lenders with Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

2.11           Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Parent or a Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By Parent’s or a Borrower’s submission of a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that Borrowers are and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property if the amount of the Letter of Credit or Underlying Letter of Credit is greater than the rent payable under such lease (without acceleration) for one year, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

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(i)           the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or

(ii)          the Letter of Credit Usage would exceed $30,000,000, or

(iii)         the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

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(c)           Each Borrower and Parent hereby agree to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrowers and Parent shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Each Borrower and Parent agree to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrowers’ or Parent’s own, and Borrowers and Parent understand and agree that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ or Parent’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower and Parent understand that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers or Parent against such Underlying Issuer.  Each Borrower and Parent hereby agree to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrowers and Parent shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower and Parent hereby acknowledge and agree that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Borrowers and Parent hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)           Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is 0.125% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

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(f)           If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)          there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(g)           Borrowers acknowledge and agree that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer.  If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require the Issuing Lender to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Sections 2.6(b) and 2.11(e)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which Issuing Lender makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrowers immediately shall reimburse such amount to Issuing Lender and such amount shall constitute a Letter of Credit Disbursement hereunder.

2.12           LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

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(b)           LIBOR Election.

(i)           Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (Atlanta, Georgia time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (Atlanta, Georgia time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)          Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent shall, if Borrowers have provided at least 2 Business Days written notice of such request under this Section 2.12(b)(ii), and provided that no Event of Default shall have occurred and be continuing, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day.

(iii)         Borrowers shall have not more than 10 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

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(d)           Special Provisions Applicable to LIBOR Rate.

(i)           The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)          In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

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2.13           Capital Requirements.

(a)           If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Each Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14           Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

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(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.14) it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14 it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f)            Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition, the financial condition of guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

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(g)           The provisions of this Section 2.14 are made for the benefit of Agent, Lenders and their respective successors and assigns and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)            Each Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by, such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

(j)            Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of such Borrower, without impairing its liability under this Agreement or affecting the rights and remedies of Agent or any other member of the Lender Group or Bank Product Provider hereunder, but that such Borrower’s obligations hereunder shall be in, but not in excess of, the Maximum Liability.  The “Maximum Liability,” with respect to any Borrower, shall be the maximum amount that could be paid by such Borrower (taking into account, among other things, (i) all rights of contribution, reimbursement and subrogation available to such Borrower with respect to the other Loan Parties, and (ii) the adequacy and reasonableness of all consideration and value received by such Borrower in connection herewith) without rendering such Borrower’s Obligations void under Section 548 of the Bankruptcy Code or any comparable provisions of applicable state law.

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3.           CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2           Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3           Maturity.  This Agreement shall continue in full force and effect for a term ending on October 28, 2014 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4           Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5           Early Termination by Borrower.  Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  Borrowers shall not be liable for any early termination penalty or premium in connection with any termination under this Section, but shall be liable for any applicable Funding Losses in connection therewith in accordance with Section 2.12.

3.6           Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

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4.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           Due Organization and Qualification; Subsidiaries.

(a)           Each (i) Primary Obligor is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) Loan Party is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) Primary Obligor has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, and to carry out the transactions contemplated thereby.

(b)           Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of Borrowers, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the respective Loan Party, and (iii) whether each such Subsidiary is an Inactive Subsidiary as of the Closing Date.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s or any of its Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Person’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

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4.2           Due Authorization; No Conflict.

(a)           As to each Primary Obligor, the execution, delivery, and performance by such Primary Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Primary Obligor.

(b)           As to each Primary Obligor, the execution, delivery, and performance by such Primary Obligor of the Loan Documents to which it is a party do not and will not violate any material provision of federal, state, or local law or regulation applicable to any Primary Obligor, the Governing Documents of any Primary Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on any Primary Obligor.  As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (ii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iii) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3           Governmental Consents.  The execution, delivery, and performance by each Primary Obligor of the Loan Documents to which such Primary Obligor is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4           Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Primary Obligor that is a party thereto and is the legally valid and binding obligation of such Primary Obligor, enforceable against such Primary Obligor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           Agent’s Liens are validly created, perfected (other than in respect of (i) motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, (ii) any Deposit Accounts not subject to a Control Agreement as permitted by Section 6.11, (iii) any letter-of credit rights not subject to the control of Agent, and (iv) the Excluded Copyrights, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of the Mortgages (if any), in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens.

4.5           Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

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4.6           Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)           The chief executive office of each Loan Party is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)            Each Loan Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)           As of the Closing Date, no Loan Party holds any commercial tort claims that exceed $100,000  in amount, except as set forth on Schedule 4.6(d).

4.7           Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)            Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Closing Date, is pending or, to the knowledge of Borrowers, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8           Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9           No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by the Loan Parties to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2009, no event, circumstance, or change has occurred with respect to the Loan Parties and their Subsidiaries that has or could reasonably be expected to result in a Material Adverse Change.

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4.10           Fraudulent Transfer.

(a)            Each Primary Obligor is Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11           Employee Benefits.  No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12           Environmental Condition.  Except as set forth on Schedule 4.12, (a) to each Borrower’s knowledge, no Loan Party’s properties or assets has ever been used by a Loan Party, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, after due inquiry, no Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13           Intellectual Property.  Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, except for those the failure to own or have such legal right to use would not reasonably be expected to have a Material Adverse Change, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that Borrowers may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent at the time that Parent provides its Compliance Certificate pursuant to Section 5.1.

4.14           Leases.  Each Loan Party enjoys peaceful and undisturbed possession under all leases material to the business of the Loan Parties, taken as a whole, and, subject to Permitted Protests, all of such material leases are valid and subsisting and, except as set forth on Schedule 4.14, no material default by the applicable Loan Party exists under any of them.

4.15           Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

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4.16           Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on September 14, 2010 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections will represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17           Material Contracts.  Set forth on Schedule 4.17 is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18           Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19           Indebtedness.  Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth, in all material respects, the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20           Payment of Taxes.  All tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that (a) adequate provision therefor was made in accordance with GAAP as of the Closing Date, or (b) they are the subject of a Permitted Protest.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.

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4.21           Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22           Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23           OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24           Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries.  None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25           [Reserved]

4.26           [Reserved]

4.27           Excluded Copyrights.  The Excluded Copyrights, taken as a whole, are not material to the business and assets of the Loan Parties, nor are any of the Excluded Copyrights, individually or taken as a whole, used in connection with the sale of any material portion of the Inventory included in the Borrowing Base.

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4.28           Eligible Accounts.  As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Borrower’s business, (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.29           Eligible Inventory.  As to each item of Inventory that is identified by any Borrower as Eligible Inventory (whether constituting Eligible In-Transit Inventory or Eligible Landed Inventory) in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definitions of Eligible Inventory, Eligible In-Transit Inventory or Eligible Landed Inventory, as applicable.

4.30           Locations of Inventory.  The Inventory included in the Borrowing Base is (a) not stored with a bailee, warehouseman, or similar party unless a Collateral Access Agreement has been executed by such party and delivered to Agent, and (b) located only at, or in-transit between or to, the locations identified on Schedule 4.30 (as such Schedule may be updated pursuant to Section 5.15).

4.31           Inventory Records.  Each Loan Party keeps correct and accurate records, in all material respects, itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.           AFFIRMATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and each Borrower shall comply, and shall cause each of their Subsidiaries to comply (except to the extent the applicability of any of the following covenants is expressly limited so as not to apply to any such Subsidiary), with each of the following:

5.1           Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.  In addition, each of Parent and each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent.  In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP.  Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make modifications thereto that are not material, and other material modifications thereto with notice to Agent.

5.2           Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Borrowers agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

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5.3           Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect each Primary Obligor’s existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business; provided, however, that no Primary Obligor shall be required to preserve any such right or franchise, license or permit if (a) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and (b) the loss thereof is not disadvantageous in any material respect to the Lenders.

5.4           Maintenance of Properties.  Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5           Taxes.  Cause all federal, and all material state and local, assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of their income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.  Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

5.6           Insurance.  At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be with responsible and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for the insurance companies to endeavor to give not less than 30 days prior written notice to Agent of the exercise of any right of cancellation.  If Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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5.7           Inspection.  Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers.

5.8           Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including all Environmental Laws), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9           Environmental.

(a)           Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)           Promptly notify Agent of any release of which Parent or any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(c)           Promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10           Disclosure Updates.  Promptly and in no event later than 10 Business Days after a Responsible Officer obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

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5.11           Formation of Subsidiaries.  At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder agreement with respect to the Guaranty (or, if Agent agrees to allow such Subsidiary to become a Borrower hereunder, with respect to this Agreement) and with respect to the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, such joinder agreements and other security documents shall not be required to be provided to Agent with respect to any such Subsidiary that is a Foreign Subsidiary, (b) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided, that, only 65% of the total outstanding voting Stock of any such Subsidiary that is a Foreign Subsidiary (and none of the Stock of any Subsidiary of such Foreign Subsidiary) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12           Further Assurances.  At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, the foregoing shall not apply to any such Subsidiary that is a Foreign Subsidiary.  To the maximum extent permitted by applicable law, if Parent or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Parent and each Borrower hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties and all of the outstanding capital Stock of Borrowers and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

5.13           Lender Meetings.  Within 120 days after the close of each Fiscal Year, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of Parent and its Subsidiaries and the projections presented for the current Fiscal Year.

5.14           [Reserved]

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5.15           Location of Inventory.  Keep all Inventory (other than (i) In-Transit Inventory, and (ii) Inventory with an aggregate net book value of not more than $50,000) included in the Borrowing Base only at the locations identified on Schedule 4.30 and each Loan Party’s chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrowers may amend Schedule 4.30 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 5 days prior to the date on which such Inventory is moved to such new location, or such chief executive office is relocated, and so long as (a) such new location is within the continental United States and (b) Borrowers use commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto promptly after the date of such written notification.  For the avoidance of doubt, the 5 day notice provision referred to in this Section 5.15 shall not apply to any Inventory transferred from a warehouse to a Scott James retail location so long as when such Inventory is transferred it is not included in the Borrowing Base.

5.16           Assignable Material Contracts.  Use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date by any Loan Party that generates or, by its terms, will generate revenue, permits the assignment of such agreement to such Loan Party’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable).

5.17           Treasury Management Services and Bank Accounts.  Utilize Wells Fargo (and/or its Affiliates) as their primary bank for depository and treasury management services, including all concentration, collection and disbursement services; provided, that: (a) the Loan Parties may maintain payroll, pension and other employee benefit accounts at other financial institutions; (b) Foreign Subsidiaries may maintain such services with other banks outside the United States; (c) during the Transition Period,  the Loan Parties may continue to use their Deposit Accounts (including collection accounts) in existence as of the Closing Date, subject to the Loan Parties’ compliance with the terms set forth in item 1 of  Schedule 3.6; and (d) the Loan Parties may maintain the HSBC Cash Collateral Account.

6.           NEGATIVE COVENANTS.

 Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, neither Parent nor any Borrower will, nor will Parent nor any Borrower permit any of their Subsidiaries to (except to the extent the applicability of any of the following covenants is expressly limited so as not to apply to any such Subsidiary), do any of the following:

6.1           Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2           Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3           Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided, that, a Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and Subsidiaries of such Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,

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(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of their wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c)           Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4           Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries assets.

6.5           Change Name.  Change any Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that any Loan Party may change its name if such Loan Party provides written notice of such change to Agent prior to or on the date of such change.

6.6           Nature of Business.  Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related, ancillary or complimentary to its or their business.

6.7           Prepayments and Amendments.

(a)           Make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or

(b)           Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)           any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders,

(ii)          the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)         any Factoring Agreement, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.8           Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

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6.9           Restricted Junior Payments.  Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may:

(a)           make distributions to former employees, officers, or directors of Loan Parties (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent held by such Persons, provided, however, that the aggregate amount of such redemptions made by the Loan Parties during the term of this Agreement plus the amount of Indebtedness outstanding under clause (j) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate, and

(b)           make distributions to former employees, officers, or directors of the Loan Parties (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Stock of Parent held by such Persons; provided, that, such Indebtedness was incurred by such Persons solely to acquire Stock of Parent.

6.10           Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than, in the case of modifications and changes to its method of accounting, as may be required to conform to GAAP or as would otherwise not reasonably be expected to be materially adverse to the interests of the Lenders).

6.11           Investments; Controlled Investments.

(a)           Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)           Other than (i) an aggregate amount of not more than $250,000 at any one time, in the case of Parent and its Subsidiaries (other than those Subsidiaries that are Foreign Subsidiaries), (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, (iii) an aggregate amount of not more than $300,000 (calculated at current exchange rates) at any one time, in the case of Subsidiaries of Parent that are Foreign Subsidiaries, (iv) amounts deposited into the HSBC Cash Collateral Account, and (v) amounts deposited into escrow accounts solely to the extent required to be deposited and segregated therein (A) pursuant to any Environmental Law or Environmental Action  in order to satisfy obligations of the Loan Parties with respect thereto, (B) to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of Real Property leases in the ordinary course of business, and (C) as a good faith or similar deposit in connection with any Acquisition that, at the time of making such deposit, is reasonably expected to constitute a Permitted Acquisition upon the closing of such Acquisition, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.  Except as provided in this Section 6.11(b), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction between or among any Loan Party and any Affiliate of such Loan Party (other than any Affiliate that is also a Loan Party), except for:

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(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party, on the one hand, and any Affiliate of such Loan Party, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they are not in the ordinary course of business and involve one or more payments by a Loan Party in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to the Loan Parties than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)           so long as it has been approved by Parent’s or other applicable Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or other applicable Loan Party,

(c)           so long as it has been approved by Parent’s or other applicable Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and other Loan Parties in the ordinary course of business and consistent with industry practice,  and

(d)           transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance or a Permitted Investment as described in clause (j) or (l) of the definition thereof.

6.13           Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14           Limitation on Issuance of Stock.  Except for the issuance or sale of common stock, warrants or options to purchase common stock or Permitted Preferred Stock by Parent, Permitted Investments as described in clause (l) of the definition thereof and as otherwise permitted by the Loan Documents, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock.

6.15           [Reserved]

6.16           Consignments.  Except in the ordinary course of business, consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.17           Inventory with Bailees.  Store the Inventory included in the Borrowing Base at any time now or hereafter with a bailee, warehouseman, or similar party, except to the extent that a Collateral Access Agreement is in effect with respect to such party.

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7.           FINANCIAL COVENANTS.

Each of Parent and Borrowers covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Parent and its Subsidiaries, on a consolidated basis, shall have a Fixed Charge Coverage Ratio of at least 1.0 to 1.0, measured as of the last day of each fiscal month for the twelve fiscal month period then ending; provided, however, that such financial covenant shall only apply if at any time Adjusted Excess Liquidity falls below the Trigger Level.  Upon Adjusted Excess Liquidity falling below the Trigger Level, unless Borrowers prepay the Obligations in accordance with Section 2.4(e) and/or provide Qualified Cash or Restricted Cash (together with reasonably satisfactory evidence of the provision of such Qualified Cash or Restricted Cash) in an amount sufficient to restore the Adjusted Excess Liquidity to or above the Trigger Level within 2 Business Days (the “FCCR Cure Period”), the Loan Parties shall be required to (a) establish that they are in compliance with this Section 7 as of the most recently ended fiscal month for which financial statements are then required to have been delivered to Agent in accordance with Section 5.1, and (b) thereafter maintain compliance with this Section 7 as of each fiscal month end unless and until Adjusted Excess Liquidity thereafter equals or exceeds the Trigger Level for 90 consecutive days.  If, during any FCCR Cure Period, the Loan Parties are not able to establish that they have a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the most recently ended fiscal month for which financial statements are then required to have been delivered to Agent in accordance with Section 5.1, a Default shall exist for all purposes hereunder (including for purposes of Section 3.2(b)), subject to the Loan Parties’ right to cure such Default during the FCCR Cure Period as described above.

8.           EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           If any Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 5 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2           If any Loan Party:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), 5.10, 5.11, 5.15, or 5.17 of this Agreement, (ii) Sections 6.1 through 6.17 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in Section 5.3 (solely if any Primary Obligor is not in good standing in its jurisdiction of organization) of this Agreement and such failure continues for a period of 3 Business Days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) the date on which written notice thereof is given to Borrowers by Agent;

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(c)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Primary Obligor is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.6, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(d)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3           If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against any Primary Obligor, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           If an Insolvency Proceeding is commenced by any Primary Obligor;

8.5           If an Insolvency Proceeding is commenced against any Primary Obligor and any of the following events occur: (a) such Primary Obligor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Primary Obligor, or (e) an order for relief shall have been issued or entered therein;

8.6           If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;

8.7           If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $1,000,000 or more;

8.8           If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

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8.9           If the obligation of any Guarantor under the Guaranty is limited or terminated by such Guarantor, or the obligation of any Guarantor (other than an Inactive Subsidiary) under the Guaranty is limited or terminated by operation of law, in any such case other than in accordance with the terms thereof or of this Agreement;

8.10         If any of the Agent’s Liens that are purported to be created by the Security Agreement or any other Loan Document shall, for any reason, fail or cease to be valid and perfected Liens on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under any Loan Document, (b) with respect to Collateral the aggregate fair market value (or net book value) of which, for all such Collateral, does not exceed at any time, $250,000, or (c) as the result of an action or failure to act on the part of Agent; or

8.11         The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document.

9.           RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrowers.

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9.2           Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.           WAIVERS; INDEMNIFICATION.

10.1           Demand; Protest; etc.  Except to the extent of any notice expressly required to be provided in accordance with the terms of any Loan Document, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrowers may in any way be liable.

10.2           The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3           Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrowers or any of their Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrowers or any of their Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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11.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Parent, Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or any	Hampshire Group, Limited
Borrower:	1924 Pearman Dairy Road
Anderson, SC 29625
Attn: Jonathan Norwood, CFO
Fax No. 864-662-0715

with copies to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Leslie Mazza, Esq.
Fax No.: 212-728-9245

If to Agent:	Wells Fargo Capital Finance, LLC
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn: Portfolio Manager - Hampshire Group
Fax No.: 770-804-0785

with copies to:	Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
Attn: David Kurzweil, Esq.
Fax No.: 678-553-2681

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

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12.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF PARENT AND BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF PARENT AND] BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.           ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

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13.1           Assignments and Participations.

(a)           With the prior written consent of Borrowers (which consent of Borrowers shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that, immediately prior to such assignment, is a Lender or an Affiliate (other than individuals) of a Lender) and Agent (which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that, immediately prior to such assignment, is a Lender or an Affiliate (other than individuals) of a Lender), any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $10,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other, to the extent that the aggregate amount to be assigned to all such new Lenders is at least $10,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrowers and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b)           From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from agreements and obligations that survive the termination of this Agreement, including such assigning Lender’s agreements and obligations under Sections 12, 15 and 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more Persons that are Eligible Transferees (each such Person, a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)           In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9,  disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

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13.2           Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrowers from their Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrowers is required in connection with any such assignment.

14.           AMENDMENTS; WAIVERS.

14.1           Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)           increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii)          postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)         reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c), which waiver shall be effective with the written consent of the Required Lenders),

(iv)         amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)          other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi)         amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(vii)        contractually subordinate any of Agent’s Liens,

(viii)       other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrowers or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrowers or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

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(ix)          amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii),

(x)           amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi)          amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory and Eligible Landed Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base], but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(b)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent, Parent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(c)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Parent, Borrowers, and the Required Lenders,

(d)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Parent, Borrowers, and the Required Lenders,

(e)           Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

14.2           Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

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(b)           Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.           AGENT; THE LENDER GROUP.

15.1           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

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15.2           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3           Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

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15.5           Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6           Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrowers, their Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

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15.7           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8           Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

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15.9           Successor Agent.  Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10           Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

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15.11           Collateral Matters.

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12           Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

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(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13           Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14           Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15           Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16           Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

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(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17           Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

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16.           WITHHOLDING TAXES.

(a)           All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a).  If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.

(b)           Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c)           If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)           if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)          if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)         if such Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)         if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

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(v)          a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable.  Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f)           If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

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(h)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.           GENERAL PROVISIONS.

17.1           Effectiveness.  This Agreement shall be binding and deemed effective when executed by Parent, Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

57

17.5           Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6           Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrowers or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

58

17.9           Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent or its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrowers, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and the Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

59

17.10           Lender Group Expenses.  Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of the month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11           Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12           Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act.

17.13           Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

[Signature pages to follow.]

60

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered as of the date first above written.

HAMPSHIRE GROUP, LIMITED, a Delaware corporation, as Parent

By:	/s/ Jonathan W. Norwood
Name:	Jonathan W. Norwood
Title:	Treasurer

HAMPSHIRE DESIGNERS, INC., a Delaware corporation, as a Borrower

By:	/s/ Jonathan W. Norwood
Name:	Jonathan W. Norwood
Title:	Treasurer

ITEM-EYES, INC., a Delaware corporation, as a Borrower

By:	/s/ Jonathan W. Norwood
Name:	Jonathan W. Norwood
Title:	Treasurer

SCOTT JAMES, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Jonathan W. Norwood
Name:	Jonathan W. Norwood
Title:	Treasurer

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Samantha Alexander
Name:	Samantha Alexander
Title:	Director

61

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of ___  between ___ (“Assignor”) and  ___ (“Assignee”).  Reference is made to the Agreement described in Annex I hereto (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

1.           In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Guarantor or the performance or observance by any Borrower or Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.

3.           The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

Exhibit A-1 page 1

4.           Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.  The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from agreements and obligations that survive the termination of this Agreement, including such assigning Lender’s agreements and obligations under Sections 12, 15.7 and 17.9(a) of the Credit Agreement.

6.           Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.           This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-1 page 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By:
Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By
Name:
Title:

[HAMPSHIRE GROUP, LIMITED,
a Delaware corporation, as Borrowers’ Representative

By
Name:
Title:][ONLY INCLUDE IF NO EVENT OF DEFAULT]

Signature Page to Exhibit A-1

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: Hampshire Designers, Inc., Item-Eyes, Inc. and Scott James, LLC

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of October 28, 2010, by and among Hampshire Group, Limited, a Delaware corporation, as Parent, Hampshire Designers, Inc., a Delaware corporation, Item-Eyes, Inc., a Delaware corporation, Scott James, LLC, a Delaware limited liability company, the lenders from time to time a party thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the agent for the Lenders (“Agent”).

3.	Date of Assignment Agreement:

4.	Amounts:

	(i) Assigned Amount of Commitment		$

	(ii) Assigned Amount of Advances		$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

	Assignee:	Assignor:

8.             Agreed and Accepted:

[ASSIGNOR] By: Title:	[ASSIGNEE] By: Title:

Accepted:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By
Name:
Title:

[HAMPSHIRE GROUP, LIMITED,
a Delaware corporation, as Borrowers’ Representative

By
Name:
Title:][ONLY INCLUDE IF NO EVENT OF DEFAULT]

Exhibit B-1

Exhibit B-1 page 1

Hampshire Group, LTD	Certificate No.	1
	Report Date	10/20/10
	As Of Date	10/2/10

Borrowing Base Report
- Submitted to Wells Fargo Capital Finance, as Agent

	ACCOUNTS RECEIVABLE
1.	Beginning Balance (Ending Balance of Last Report)			$0.00

2.	Sales (+)			0.00
3.	Other (Debit Adj)			0.00
4.	Less: Credit Memos & Other Credits			0.00
5.	Less: Total Collections			0.00
6.	ENDING BALANCE PER AGINGS			0.00
7.	Less: Unapplied Cash			0.00
8.	Less: Ineligible Accounts Receivable			0.00
9.	ELIGIBLE ACCOUNTS RECEIVABLE			0.00
10.	Times: Accounts Receivable Advance Rate			85%
11.	ACCOUNTS RECEIVABLE AVAILABILITY			0.00
12.	Dilution Reserve (Amount > 5%)			0.00
13.	Line Cap Reserve			0.00
14.	Insurance Deductable			0.00
15.	Other Reserve			0.00
16.	Total AR Availability			0.00
17.	AR AVAILABILITY:	THE LESSER OF	$50,000,000	OR	Line 16	0.00

	INVENTORY
18.	Total Gross Inventory	as of	10/2/10		0.00
19.	Less: Ineligible Inventory				0.00
20.	ELIGIBLE INVENTORY				0.00
21.	Times: Inventory Advance Rate				65.00%
22.	INVENTORY AVAILABILITY				0.00
23.	Appraisal Reserve				0.00
24.	Royalty Reserves				0.00
25.	Line Cap Reserve				0.00
26.	Total Available Inventory				0.00
27.	INVENTORY AVAILABILITY:	THE LESSER OF		$35,000,000	OR	Line 26	0.00

	Qualified Import Letters of Credit
28.	Gross L/C's	as of	10/2/10		0.00
29.	Less Ineligible L/C				0.00
30.	Times: L/C Advance Rate				100.00%
31.	QUALIFIED IMPORTS LETTERS OF CREDIT AVAILABILITY				0.00
32.	Total Available Letters of Credit				0.00
33.	L/C AVAILABILITY:	THE LESSER OF		$50,000,000	OR	Line 35	0.00
	Total Inventory and L/C's Combined if < $35,000,000					Line 26+Line 32	0.00

	Qualifed Cash
34.	Total Qualified Cash	as of	10/2/10		0.00
35.	Times: Cash Advance Rate				100.00%
36.	RESTRICTED CASH AVAILABILITY				0.00
37.	CASH AVAILABILITY:	THE LESSER OF		$50,000,000	OR	Line 26	0.00

	TOTAL BORROWING BASE AVAILABILITY
38.	Total Availability			0.00
39.	Less: Bank Product Reserve (as of 7/31/2010)			0.00
40.	Less: Other Reserve (Insurance Deductible)			0.00
41.	AVAILABILITY: THE LESSER OF MAX. LOAN	50,000,000	OR SUM OF LINES 17,27,33 and 37 (less reserves)	0.00	0

	AVAILABILITY
42.	Calculated Borrowing Base Availability			(Line 41 above)	$0.00
43.	Less: Ending Loan Balance	as of	10/2/10	(from Loan Ledger Report)	0.00
44.	Less: Outstanding L/C Balance			(from Loan Ledger Report)	10,846,949.00
45.	Less: Availability Block				0.00
46.	Less: Other Reserve				0.00
47.	Net Excess Availability				(10,846,949.00)

Authorized Signature
By:		Chief Financial Officer
Title
Print Name:	Date:

Exhibit B-1 page 2

Hampshire Group, LTD
Consolidated Accounts Receivable Activity Report
Date:		10/2/10

				Total
	ACCOUNTS RECEIVABLE		US
1.	Previous Ending A/R Balance		$0.00	$0.00

2.	Sales			0.00
3.	Other (Debit) Adjustments			0.00
4.	Less: Credit Memos			0.00
5.	Less: Other (Credit) Adjustments			0.00
6.	Less: Total Collections			0.00
7.	Add back Non-AR Cash Collections			0.00
8.	Less: Discounts/Allowances			0.00
9.	ENDING BALANCE		0.00	0.00

10.	Unapplied Cash		0.00	0.00
	TOTAL ADJUSTED A/R AGING BALANCE (US$)		0.00	$0.00
11.	Less: Ineligible Accounts Receivable
	a.	AR > 90 DOI	0.00	0.00
	b.	Credits > 90 DOI	0.00	0.00
	c.	Cross Age @ 50%	0.00	0.00
	d.	Contras	0.00	0.00
	e.	Foreign	0.00	0.00
	f.	Government	0.00	0.00
	g.	Chargebacks (Debit Memos)	0.00	0.00
	h.	Extended Terms	0.00	0.00
	i.	Other-5 - Allowances (Cust Specific)	0.00	0.00
	j.	Other-6 - Allowances (Unallocated)	0.00	0.00
	k	Concentration	0.00	0.00

12.	TOTAL INELIGIBLE A/R		0.00	0.00

13.	ELIGIBLE ACCOUNTS RECEIVABLE (US$)		0.00	$0.00

14.	Advance Rate		85%	85%
15.	ACCOUNTS RECEIVABLE AVAILABILITY		0.00	0.00

16.	Net Available AR		0.00	0.00
17.	Line Cap		50,000,000.00	50,000,000.00
18.	NET ACCOUNTS RECEIVABLE AVAILABILITY		0.00	0.00

Exhibit B-1 page 3

Hampshire Group, LTD
Inventory Activity Report
Date:		10/2/10

				All Totals Stated in US$

			Finished Goods	In-Transit	Total

1.	Perpetual Total		$0.00	$0.00	$0.00
2.	Manual Adjustments		0.00	0.00	$0.00
3.	Total Gross Inventory		$0.00	$0.00	$0.00
4.	Less: Ineligible Categories
	A.	Slow Moving (Category C)	0.00	0.00	0.00
	B.	Held on Consignment (Group 13)	0.00	0.00	0.00
	C.	In-Transit/Duty and Freight (20%)	0.00	0.00	0.00
	D.	Variance Reserves (GL #104310)	0.00	0.00	0.00
	E.	In-Transit Supported by Trade L/C's	0.00	0.00	0.00
	F.	Not secured by BL	0.00	0.00	0.00
5.	Total Ineligible Inventory		$0.00	$0.00	$0.00

6.	ELIGIBLE INVENTORY		$0.00	$0.00	$0.00
7.	Advance Rate		65%	65%	65%
8.	Gross Available Inventory		0.00	0.00	0.00

	NOLV Eligible Inventory		0.00	$0.00	0.00
9.	Appraised NOLV (Low)		83.4%	83.4%	83.4%
10.	85% of Appraised NOLV		70.89%	70.9%	70.9%
11.	Available Inventory per NOLV		0.00	0.00	0.00

12.	Royalty Reserve (GL #104320)		0.00	0.00	0.00

13.	NET AVAILABLE INVENTORY		0.00	0.00	0.00

14.	Line Cap		35,000,000.00	8,500,000.00	35,000,000.00
15.	NET AVAILABLE INVENTORY		$0.00	$0.00	$0.00

Exhibit B-1 page 4

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

To:          Wells Fargo Capital Finance, LLC
1100 Abernathy Rd
Suite 1600
Atlanta, Georgia 30328
Attn: Portfolio Manager - Hampshire Group, Limited

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 28, 2010 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (the “Parent”), and HAMPSHIRE DESIGNERS, INC., a Delaware corporation (“Hampshire Designers”), ITEM-EYES, INC., a Delaware corporation (“Item-Eyes”), and SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”; Hampshire Designers, Item-Eyes and Scott James are herein collectively called the “Borrowers” and each individually, a “Borrower”), the lenders signatory thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the agent for the Lenders (“Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Parent, the [_______________] of Parent, hereby certifies, in such capacity and not in any individual capacity, that:

1.           The financial statements of Parent and its Subsidiaries attached as Schedule 1 hereto have been prepared in accordance with GAAP for interim financial information.  Accordingly, they do not include footnotes and year-end adjustments required by GAAP for complete financial statements.  For a more complete disclosure of the financial statements, these financial statements should be read in conjunction with the audited financial statements included in the Parent’s mostly recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  However, management believes that these financial statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the period covered by such financial statements.

2.           Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of each Loan Party and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

Exhibit C-1 page 1

3.           Such review has not disclosed, to the best of the undersigned’s knowledge, the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action the Loan Parties have taken, are taking, or propose to take with respect thereto.

4.           As of the last day of the fiscal period covered by the financial statements delivered herewith, the Loan Parties are in compliance with the applicable financial covenants contained in Section 7 of the Credit Agreement, all as demonstrated on Schedule 3 hereof to the extent the Loan Parties are required to be in compliance with such financial covenants.

5.           Attached hereto as Schedule 4 is a true, correct, and complete amended version of Schedule 4.13 to the Credit Agreement, including a list of all material trademarks, trade names, copyrights, patents, and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee acquired since the delivery of the previous Compliance Certificate.

[Signature Page Follows]

Exhibit C-1 page 2

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of ______________, 20__.

HAMPSHIRE GROUP, LIMITED

By:
Name:
Title:

COMPLIANCE CERTIFICATE - Signature Page

SCHEDULE 1

Financial Statements

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Financial Covenant Calculations

Section 7, Fixed Charge Coverage Ratio calculation. [TO BE INCLUDED WITH EACH COMPLIANCE CERTIFICATE, REGARDLESS OF WHETHER COVENANT IS THEN APPLICABLE UNDER SECTION 7]

SCHEDULE 4

Intellectual Property

EXHIBIT I-1

IMPORTED GOODS AGREEMENT

This IMPORTED GOODS AGREEMENT (this “Agreement”), dated as of ________ __, 2010 by and among [___________] (“Customs Broker”), HAMPSHIRE DESIGNERS, INC., a Delaware corporation (“Hampshire Designers”), ITEM-EYES, INC., a Delaware corporation (“Item-Eyes”), SCOTT JAMES, LLC, a Delaware limited liability company, (“Scott James”; Hampshire Designers, Item-Eyes and Scott James are referred to herein individually as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders and the Bank Product Providers (in such capacity, together with its successors and assigns, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), Borrowers, the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Agent, the Lenders have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Agent has agreed to act as agent for the benefit of the Lenders and the Bank Product Providers in connection with the transactions contemplated by the Credit Agreement and this Agreement; and

WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and the other Loan Documents, to induce the Bank Product Providers to enter into the Bank Product Agreements, and to induce the Lenders and the Bank Product Providers to make financial accommodations to Borrowers as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, Grantors have agreed to grant a continuing security interest in and to the Collateral, including, without limitation, the Imported Goods (as hereinafter defined), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and

WHEREAS, Customs Broker has been engaged by one or more Borrowers to facilitate the importation of goods (the “Imported Goods”) purchased by Borrowers from vendors located outside the United States (each a “Foreign Vendor”); and

WHEREAS, Customs Broker, Borrowers and Agent wish to agree upon certain procedures for the shipping and disposition of Imported Goods and the handling of the Documents (as hereinafter defined) relating thereto.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1

1.           Defined Terms; Rules of Construction.  All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto).  In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(a)           “Bill of Lading” shall have the meaning given to the term “bill of lading” in Section 1-201(6) of the UCC.

(b)           “Business Day”  means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia or New York.

(c)           “Carrier” means, with respect to any Imported Goods, the Person engaged to transport such goods.

(d)           “Consignee” means, with respect to any Imported Goods, the Person who is named in the Bill of Lading with respect to such goods and to whom or to whose order the Bill of Lading promises delivery.

(e)           “Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

(f)           “Documents” means, with respect to any Imported Goods in the possession of a Carrier, all documents of title, including Bills of Lading, and all sea waybills, that are related to the shipment of such Imported Goods by such Carrier.

(g)           “Event of Default” has the meaning set forth in the Credit Agreement.

(h)           “Foreign Vendor” has the meaning set forth in the Recitals to this Agreement.

(i)           “Freight Forwarder” means, with respect to any Imported Goods, the freight forwarder retained by a Borrower with respect to the shipment of such Imported Goods.

(j)           “Imported Goods” has the meaning set forth in the Recitals to this Agreement.

(k)           “Negotiable Bill of Lading” means a Bill of Lading that is “negotiable” within the meaning of Article 7-104 of the UCC.

(l)           “Non-Negotiable Bill of Lading” means a Bill of Lading that is “nonnegotiable” within the meaning of Article 7-104 of the UCC.

(m)           “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

(n)           “UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Documents or the Imported Goods, the Uniform Commercial Code (or any successor statute) of such other state.

2

2.           Form of Bills of Lading; Customs Broker Acknowledgements.  From and after the date hereof, unless otherwise directed to do so by Agent in writing, Borrowers shall cause each Foreign Vendor or Freight Forwarder to require all Carriers engaged by such Foreign Vendor or Freight Forwarder with respect to the shipment of Imported Goods to issue only (i) Negotiable Bills of Lading to the order of the applicable  Borrower, as Consignee, or, at the direction of Agent while an Event of Default exists, to the order of “Wells Fargo Capital Finance, LLC”, as Consignee; (ii) Non-Negotiable Bills of Lading that show (A) the applicable Borrower as Consignee but subject to a lien and security interest in favor of Wells Fargo Capital Finance, LLC”, or (B) “Wells Fargo Capital Finance, LLC” as Consignee; or (iii) sea waybills that show the applicable Borrower as Consignee but subject to a lien and security interest in favor of Wells Fargo Capital Finance, LLC” or, at the direction of Agent while an Event of Default exists, that name “Wells Fargo Capital Finance, LLC” as Consignee (but Borrowers acknowledge and agree that any such Imported Goods shipped pursuant to sea waybills shall not be included in the Borrowing Base under and as defined in the Credit Agreement).  Additionally, unless otherwise directed to do so by Agent in writing, Borrowers shall cause each Foreign Vendor or Freight Forwarder to require all Carriers engaged by such Foreign Vendor or Freight Forwarder to cause all Negotiable Bills of Lading issued by each Carrier to contain a clause stating that one original of the Negotiable Bill of Lading, duly endorsed, must be surrendered to the Carrier in exchange for the Imported Goods.  Customs Broker acknowledges that Agent has a security interest in all Documents and the Imported Goods covered thereby; agrees that it holds as agent and bailee, for the benefit of Agent, all Documents that at any time may be in its possession or under its control, whether Agent or Borrowers are named as Consignee therein; and agrees that it will at all times carry out Agent’s instructions with respect to such Documents and Imported Goods, including the handling procedures set forth in Section 3.

3.           Handling Procedures.

(a)           Borrowers shall cause all Documents to be delivered to Customs Broker, as agent and bailee of Agent, at the address for Customs Broker shown on the signature page hereof; provided, however, that if Borrowers receive multiple originals with respect to a Document, Borrowers may retain one original of such Document so long as Borrowers do not permit any Person other than Customs Broker or Agent to have possession of such original, it being understood that such original shall be held by the applicable Borrower as trustee of an express trust for Agent; provided, further, that, if so instructed by Agent while an Event of Default exists, Borrowers shall cause all Documents to be delivered to Agent at the address for Agent shown on the signature page hereof.

(b)           Notwithstanding the provisions of paragraph (a) of this Section 3, with respect to any Imported Goods for which payment is to be made under a Letter of Credit, all Documents shall be delivered to the Underlying Issuer, provided that (i) each such Document shall name (A) the applicable Borrower(s) or (B) Agent (or the Underlying Issuer) as Consignee, in each case as required by this Section 3; and (ii) Borrower(s) shall cause the Underlying Issuer (promptly following such Underlying Issuer’s receipt and acceptance of Documents presented under a Letter of Credit) to deliver all Documents to Agent or Customs Broker.  Unless and until Customs Broker receives written notice from Agent to the contrary, Customs Broker may deliver (i) the Documents to the Carrier or to the Carrier’s agent (who shall act on the Customs Broker’s behalf as the Customs Broker’s sub-agent hereunder) solely for the purpose of enabling Customs Broker to clear the Imported Goods through customs and thereafter permitting the applicable Borrower, as importer of record, to obtain possession or control of the Imported Goods subject to such Documents; and (ii) the Imported Goods as directed by the applicable Borrower.

(c)           Customs Broker shall not deliver any Documents to any Person other than Agent, Borrowers, a Carrier pursuant to Section 3(b) above, or such other Person as may be specified in writing by Agent.  For so long as any Documents are in any Borrower’s possession, the same shall be held by it as trustee of an express trust for Agent.  Upon Customs Broker’s receipt of written notification from Agent while an Event of Default exists, Customs Broker shall follow solely the instructions of Agent concerning the disposition of the Documents and the Imported Goods and will not follow any instructions of Borrowers or any other Person concerning the same.

3

(d)           Promptly after Agent’s written request therefor, Customs Broker shall provide to Agent a copy (and, if so specified by Agent while an Event of Default exists, all originals) of all Documents then in Customs Broker’s possession or control.

(e)           Customs Broker shall have no liability to Borrowers if Customs Broker complies with Agent’s written instructions as described in this Agreement.  Customs Broker shall have no responsibility for determining whether or not an Event of Default exists or if Agent is authorized or entitled to issue any instructions pursuant to this Agreement.  Borrowers shall continue to pay all fees, charges and other expenses relating to the handling of the Imported Goods and shall reimburse Customs Broker for all reasonable documented costs and expenses incurred as a direct result of Customs Broker’s compliance with the terms and provisions of this Agreement.

(f)            Customs Broker’s sole authority from Agent is to receive and maintain possession of the Documents on behalf of Agent and to follow the instructions of Agent, as provided herein, with respect to the Documents and the Imported Goods.  Except as may be specifically authorized by Agent in writing, Customs Broker shall have no authority to undertake any other action or to enter into any other commitments or agreements on behalf of Agent.

(g)           Notwithstanding anything contained herein to the contrary, Customs Broker shall not be required to undertake any act or omission that would constitute a violation of its obligation as a licensed broker under the customs laws of the United States.  Customs Broker hereby represents and warrants to Agent that, to Customs Broker’s knowledge, Customs Broker’s performance of its duties as set forth herein does not violate any such laws.

4.           Power of Attorney.

(a)           Agent hereby makes, constitutes and appoints Customs Broker as Agent’s true and lawful attorney-in-fact, with full power (exercisable through employees authorized to act for Customs Broker and in the customs ports located in the United States of America) to make endorsements of Agent’s name as Consignee on any Documents issued to Agent (or to the order of Agent), as Consignee, for the purpose of discharging Custom Broker’s duties pursuant to Section 3 and to take such other action as shall be necessary to clear the Imported Goods covered by such Documents through customs, and to cause such Imported Goods to be delivered to Borrowers or as otherwise directed in writing by Agent.  Agent grants to Customs Broker full power and authority to do all things necessary to be done to effect such endorsement and other action, subject to the aforementioned terms and conditions, as fully as Agent could do if present and acting, Agent hereby ratifying and confirming all that Customs Broker shall lawfully do by virtue of this Power of Attorney.  This Power of Attorney does not authorize Customs Broker to appoint sub-agents.  This Power of Attorney shall remain in full force and effect until the date on which written notice or revocation from Agent is received by Customs Broker.

(b)           Borrowers hereby make, constitute and appoint Customs Broker as Borrowers’ true and lawful attorney-in-fact, with full power (exercisable through employees authorized to act for Customs Broker and in the customs ports located in the United States of America) to make endorsements of Borrowers’ name as Consignee on any Documents issued to Borrowers (or to the order of Borrowers), as Consignee, for the purpose of discharging Custom Broker’s duties pursuant to Section 3 and to take such other action as shall be necessary to clear the Imported Goods relating to such Documents through customs and to cause such Imported Goods to be delivered to Borrowers or as otherwise directed in writing by Agent.  Borrowers grant to Customs Broker full power and authority to do all things necessary to be done to effect such endorsement and other action, subject to the aforementioned terms and conditions, as fully as Borrowers could do if present and acting, Borrowers hereby ratifying and confirming all that Customs Broker shall lawfully do by virtue of this Power of Attorney.  Without limiting the generality of the foregoing, Customs Broker shall be irrevocably authorized to endorse any Document to the order of Agent and to hold such Documents (and the Imported Goods covered thereby) for the account of Agent or deliver the same to Agent, in each case as instructed by Agent.  This Power of Attorney does not authorize Customs Broker to appoint sub-agents.  This Power of Attorney shall remain in full force and effect until the date on which written notice of revocation from Agent is received by Customs Broker pursuant to Section 4(a).

4

(c)           Customs Broker and Borrowers agree that Customs Broker shall not be deemed to be under the control of Borrowers by virtue of any power of attorney delivered by Borrowers to Customs Broker so as to preclude Customs Broker from acting as Agent’s agent and bailee hereunder, including for the purposes of perfecting Agent’s security interest in and to all Documents and Imported Goods in Custom Broker’s possession.  In the event of any conflict between any such power of attorney, Customs Broker agrees that it will act only in accordance with the terms of this Agreement or as otherwise directed by Agent in writing.  Notwithstanding anything to the contrary that may be contained in any power of attorney delivered by Borrowers to Customs Broker or any instructions given by Borrowers to Customs Broker with respect to any Documents or Imported Goods, Customs Broker shall be bound by this Agreement and shall follow the instructions received from Agent.

5.           Segregation of Imported Goods.  Customs Broker agrees that it will at all times keep the Imported Goods separate and apart from all of the property owned by Customs Broker or held by it as a bailee or warehouseman.

6.           Fees and Expenses; Subordination.  Agent shall not be obligated to compensate Customs Broker for serving as agent hereunder, nor shall Agent be responsible for any fees, expenses, duties, taxes, customs, freight, demurrage or other charges related to the Imported Goods or the Documents.  Customs Broker acknowledges that Borrowers are solely responsible for payment of any compensation and charges owed to Customs Broker.  Borrowers are further responsible for paying any fees, expenses, duties, taxes, customs, freight, demurrage or other charges that may at any time accrue or be payable in respect of the Imported Goods or the Documents, and Borrowers agree to protect, indemnify, pay (or promptly reimburse Agent for the payment of), and hold Agent harmless from and against all liability in connection with, any and all fees, expenses, duties, taxes, customs, freight, demurrage or other charges in respect of the Imported Goods or the Documents.  Liens at any time held by Customs Broker with respect to any Imported Goods or Documents shall be junior and subordinate to the liens of Agent in such property.

7.           Specific Waivers and Disclaimers. Borrowers acknowledge that Agent shall not be responsible in any way for the quality, quantity, description, condition, or nature of any of the Imported Goods or any delay in shipment of the Imported Goods or clearance of the Imported Goods at the port of entry, and that any claims with respect to any of the Imported Goods shall be settled directly by Borrowers with the Foreign Vendor.  Without limiting the generality of the foregoing, Agent does not make any warranties regarding the Imported Goods, including warranties of merchantability, fitness for any particular purpose or title, all of which warranties are hereby disclaimed.

8.           Parties Intended to be Benefited.  All of the understandings, covenants, and agreements contained herein are solely for the benefit of Customs Broker, Agent and Borrowers, and their respective successors and assigns, and there are no other Persons that are intended to be benefited in any way by this Agreement.

9.           No Limitation Intended.  Nothing in this Agreement is intended to or shall affect or limit, in any way, any rights that Customs Broker, Agent, or Borrowers have with respect to any third parties.

5

10.           Notice of Termination or Enforcement Action; Agent’s Cure Right.  Customs Broker agrees to notify Agent of Customs Broker’s intent to terminate any contractual arrangement in effect between Customs Broker and Borrower(s) relating to the handling of the Documents or the Imported Goods or to take any enforcement action against all or any part of the Documents or the Imported Goods.  Prior to terminating such contractual arrangement or taking such enforcement action, Customs Broker will permit Agent at least ten (10) Business Days after Agent’s receipt of such notice to cure the default, the existence of which gave rise to Customs Broker’s intent to terminate such contractual arrangement or to take such enforcement action; but Agent shall not be obligated to cure any such default.

11.           Notice.  Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile, addressed to the noticed party at the address shown on the signature page hereof, or at such other address as may be substituted by notice given as herein provided.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.           Governing Law.

(a)           THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  AGENT AND EACH PARTY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  AGENT AND EACH PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6

13.           Miscellaneous.

(a)           This Agreement shall be a continuing agreement until payment in full of the Obligations (as construed in accordance with Section 1.4 of the Credit Agreement) and the termination of all commitments to make loans or financial accommodations under the Credit Agreement.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)           Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)           Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)           The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(e)           Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, joinders, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, joinders, modifications, renewals, replacements, substitutions, and supplements set forth herein.

(f)           Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance.

[Signature pages to follow.]

7

IN WITNESS WHEREOF, the parties hereto have caused this Imported Goods Agreement to be duly executed as of the date first hereinabove set forth.

AGENT:

WELLS FARGO CAPITAL FINANCE, LLC

By:
[_____________], Authorized Signatory

Address for Notices:

Wells Fargo Capital Finance, LLC
1100 Abernathy Road
Suite 1600
Atlanta, Georgia  30328
Attention:  Portfolio Manager - Hampshire Group
Fax:  (770) 804-0785

BORROWERS:

HAMPSHIRE DESIGNERS, INC.

By:
[____________], [____________]

ITEM-EYES, INC.

By:
[____________], [____________]

SCOTT JAMES, LLC

By:
[____________], [____________]

Address for Notices:

[____________]
[____________], [____________] [____________]
Attention:  [____________]
Fax:  [____________]

Signature Page to Imported Goods Agreement

CUSTOMS BROKER:

[____________], [____________].

By:
[____________], [____________]

Address for Notices:

[____________]
[____________]
Attention:  [____________]
Fax:  [____________]

Signature Page to Imported Goods Agreement

EXHIBIT L-1

FORM OF LIBOR NOTICE

To:         Wells Fargo Capital Finance, LLC, as Agent under the
below referenced Credit Agreement
1100 Abernathy Road
Suite 1600
Atlanta, Georgia 30328
Attn: Portfolio Manager - Hampshire Group, Limited

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of October 28, 2010 (as amended to the date hereof, the “Credit Agreement”), by and among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (the “Parent”), and HAMPSHIRE DESIGNERS, INC., a Delaware corporation (“Hampshire Designers”), ITEM-EYES, INC., a Delaware corporation (“Item-Eyes”), and SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”; Hampshire Designers, Item-Eyes and Scott James are herein collectively called the “Borrowers” and each individually, a “Borrower”), the lenders signatory thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the agent for the Lenders (“Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding Advances in the amount of $________ (the “LIBOR Rate Advance”), and is a written confirmation of the telephonic notice of such election given to Agent.

The LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on, and represents a [conversion of a Base Rate Loan/continuation of a LIBOR Rate Loan] with an Interest Period ending on _____________.

This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Borrowers represent and warrant that (i) as of the date hereof and as of the effective date of any advance, continuation or conversion requested above, each representation or warranty contained in or pursuant to any Loan Document is true and correct in all material respects (except to the extent any representation or warranty expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

[APPLICABLE BORROWER]

By:
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,

a Delaware limited liability company, as Agent

By
Name:
Title:

-2- Signature Page to Exhibit L-1

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number [**] and maintained by Agent with Wells Fargo Bank, N.A., San Francisco, CA, ABA #[**], Ref: Hampshire Designers, Inc.

Schedule A-2

INDIVIDUALS AUTHORIZED TO REQUEST BORROWINGS

Heath L. Golden, President and Chief Executive Officer

Jonathan W. Norwood, Vice President, Chief Financial Officer, and Treasurer

Michael McGuinn, Manager of Taxation

Schedule C-1

Commitment

Lender	Total Commitment
Wells Fargo Capital Finance, LLC	$50,000,000

Schedule D-1

DESIGNATED ACCOUNTS

Loan Party	Name	Account
Hampshire Group, Limited	Wells Fargo	[**]

Schedule E-1

LOCATIONS OF ELIGIBLE INVENTORY

Same locations as set forth on Schedule 4.30.

Schedule P-1

INVESTMENTS

See Schedule 4.1(c).

Schedule P-2

LIENS

Loan Party	Lien Description
IBM Credit LLC	Leased office equipment.
Cannon Business Solutions/ Cannon Financial Services	Leased office equipment.
Marlin Leasing Corp.	Leased office equipment.
Banc of America Leasing & Capital, LLC	Leased office equipment.
Hasler Financial Services	Leased office equipment.
Konica Business Solutions	Leased office equipment.
Konica Minolta Leasing – a program of De Lage Landen Financial Services	Leased office equipment.
Dell Financial Services, L.P.	Leased office equipment.
Pitney Bowes	Leased office equipment.
US Bancorp	Leased office equipment.

Schedule P-3

WORKS OF ART

Asset Number	Description	Cost	Accumulated Depreciation	Net Book Value*

000056	"Centerpiece" by Henry Van De Velde	91,744.00	91,744.00	-
000059	"Highgrove Cedar Trees" lithograph signed by Prince of Wales	3,944.93	3,850.99	93.94
000060	"Greek Wensleydale" lithograph signed by Prince of Wales	5,102.78	4,981.29	121.49
000061	"Balmoral Castle" lithograph signed by Prince of Wales	3,944.93	3,850.99	93.94
000062	"Greek Fishing Boats" lithograph signed by Prince of Wales	3,944.93	3,850.99	93.94
000063	"Greek Landscape" lithograph signed by Prince of Wales	3,944.93	3,850.99	93.94
000066	5 photo prints	35,000.00	33,333.35	1,666.65
000074	Robert Raab Porcelian vase ca 1953	5,924.25	4,725.28	1,198.97
000075	Friedrich Adler Pewter vase ca 1903	11,190.25	8,925.57	2,264.68
000076	Amphora vase 5330	2,000.00	1,500.04	499.96
000077	Amphora vase 5920	1,800.00	1,349.98	450.02
000084	Oil painting	2,774.58	1,981.84	792.74
000085	Watercolour & Ink Painting	2,412.68	1,723.34	689.34
000086	Artwork fo DB, SH, & ND offices	12,000.00	7,857.16	4,142.84
000087	Painting by Peter Beard	5,500.00	3,666.69	1,833.31
000092	Red "House & Trees" Teapot Stamford shape	3,200.00	1,980.94	1,219.06
000093	"Picasso Flower" in the Stamford shape	4,200.00	2,600.00	1,600.00
000094	"Orange House" in the Daffadil shape	3,500.00	2,166.66	1,333.34
000095	"Windbells" Greek Pitcher	1,800.00	1,114.27	685.73
000096	Amphora Art Nouveau-Calla Lilly	2,100.00	1,300.00	800.00
000097	Amphora Art Nouveau-Jewelled with Lioness	4,200.00	2,600.00	1,600.00

* Net book value as of July 31, 2010.

Schedule R-1

REAL PROPERTY

None.

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Acceptable Bill of Lading” means, with respect to In-Transit Inventory, a tangible bill of lading that: (a) if such bill of lading is a negotiable bill of lading, is made to the order of the applicable Borrower, as consignee; (b) if such bill of lading is a non-negotiable bill of lading, is made either (i) to the applicable Borrower as consignee, but subject to a notation thereon as to the lien and security interest in favor of Agent, or (ii) to Agent (either directly or by means of endorsements) as consignee; (c) was issued by a carrier (including a non-vessel operating common carrier) respecting the subject Inventory, (d) is in the possession of Agent, an Eligible Customs Broker or an Eligible NVOCC, in each case in the United States, and (e) is subject to a valid and perfected first priority Agent’s Lien, subject only to Permitted Liens.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets are acquired in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Adjusted Excess Liquidity” means, as of any date of determination, (a) the lesser of (i) the Maximum Revolver Amount (plus, solely in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, $10,000,000) or (ii) the Borrowing Base plus Qualified Cash as of such date, minus (b) the sum of (i) the aggregate Revolver Usage as of such date plus (ii) the aggregate amount of all payables, other than payables which are being disputed in good faith by a Loan Party, which are more than 60 days past their due date.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts  and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Assignment of Factoring Proceeds” means any Assignment of Factoring Credit Balance and Proceeds Agreement among a Borrower, the Factor and Agent, in each case, in form and substance reasonably satisfactory to Agent, pursuant to which, among other things, the Factor (a) agrees not to make any loans or advances to such Borrower or any other Loan Party, or to guaranty on behalf of such Borrower or any other Loan Party any Indebtedness or other obligations, (b) agrees to waive the right of setoff against any Accounts (or proceeds thereof) of amounts owed by such Borrower or any other Loan Party to the Factor (or Factor’s other clients) arising out of claims or accounts receivable owed by such Borrower or any other Loan Party to such other clients of Factor or other third parties, and (c) agrees that, except with respect to Factored Accounts with respect to which the Factor pays the purchase price therefor in accordance with the terms of the Factoring Agreement and such Assignment of Factoring Credit Balance and Proceeds Agreement, the Factor has no ownership of or security interest in any Accounts of such Borrower.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) without duplication of amounts owed pursuant to the foregoing clauses (a) and (b), all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates (including WFCF).

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1.50%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 1.75%.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)           the lesser of $35,000,000 and the sum of

(i)           the lesser of (A) 65% of the value (calculated at the lower of cost or market in accordance with GAAP on a basis consistent with the terms of Section 6.10) of Eligible Landed Inventory, and (B) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market in accordance with GAAP on a basis consistent with the terms of Section 6.10) of Eligible Landed Inventory, plus

(ii)          the least of (A) 65% of the value (calculated at the lower of cost or market in accordance with GAAP on a basis consistent with the terms of Section 6.10) of Eligible In-Transit Inventory, (B) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market in accordance with GAAP on a basis consistent with the terms of Section 6.10) of Eligible In-Transit Inventory, and (C) $8,500,000, plus

(iii)         65% of the aggregate undrawn amount of outstanding Qualified Import Letters of Credit, plus

(c)           100% of Restricted Cash, minus

(d)           without duplication of any Dilution Reserve established under clause (a) above, the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Borrowing Base Excess” has the meaning set forth in Section 2.4(e).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, except as a result of a transaction permitted under Section 6.3 or Section 6.4.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the Loan Parties in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Reporting Trigger Level” means, (a) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, $30,000,000, and (b) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the Low Season, $15,000,000.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, in each case to the extent not already taken into account in Borrowers’ GAAP reserves and Eligible Accounts calculation, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Dollars” or “$” means United States dollars.

“EBITDA” means, for any period, (a) Net Income, minus (b) extraordinary gains and interest income, plus (c) to the extent such items were deducted from Net Income during such period, interest expense, income taxes, and depreciation and amortization for such period, in each case as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP.

“Eligible Accounts” means those Accounts created by Borrowers in the ordinary course of their business, that arise out of Borrowers’ sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:

(a)           Accounts that (i) the Account Debtor has failed to pay within 120 days of original invoice date, or (ii) have selling terms of more than 95 days; provided, that, the foregoing shall not exclude Accounts owing by Kohl’s Corporation with respect to new store openings so long as such Accounts have selling terms of 120 days or less and are not past due by more than 30 days,

(b)           Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)           Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)           Accounts that are not payable in Dollars,

(f)           Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)           Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)           Accounts with respect to which the Account Debtor is a creditor of Borrowers, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i)           Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed (i) 40% of the total amount of all Eligible Accounts, in the case of an Account Debtor that has (or whose parent company has) a rating of at least BBB from S&P or Baa3 from Moody’s, or (ii) 20% of the total amount of all Eligible Accounts, in the case of any other Account Debtor, in each case to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, (A) the amount of Eligible Accounts that are excluded because they exceed the foregoing applicable percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit, and (B) such percentage, as applied to a particular Account Debtor, is subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates,

(j)           Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrowers have received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)           Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l)           Accounts that are not subject to a valid and perfected first priority Agent’s Lien, except, that, this clause (l) shall not exclude Eligible Factored Accounts solely to the extent such Accounts are subject to a prior Lien in favor of the Factor,

(m)           Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)           Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services.

“Eligible Customs Broker” means, as of any date of determination, a Person (other than an Affiliate) that is engaged by Borrowers to clear In-Transit Inventory through United States customs and that is a party to an effective Imported Goods Agreement.

“Eligible Factored Account” means those Factored Accounts that are Eligible Accounts and as to which (a) the Factor has the credit risk with respect to such Factored Accounts pursuant to the applicable Factoring Agreement with the Factor, (b) such Factored Accounts at all times are subject to an Assignment of Factoring Proceeds, and (c) at all times Agent is satisfied with the creditworthiness of the Factor.

“Eligible Foreign Vendor” means a Foreign Vendor (other than an Affiliate) which (a) has received timely payment or performance of all liabilities and other obligations at any time owed to it by Borrowers, and (b) has not asserted (and has no right to assert) any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such In-Transit Inventory.

“Eligible In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not in a location set forth on Schedule E-1 or are in transit among such locations, but as to which (a) the Inventory is not currently the subject of a Qualified Import Letter of Credit, (b) such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule E-1 that is the subject of a Collateral Access Agreement, (c) the vendor with respect to such Inventory is an Eligible Foreign Vendor, (d) title and risk of loss to such Inventory has passed to a Borrower, (e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and Agent has been named as sole loss payee with respect to such insurance pursuant to a loss payable endorsement acceptable to Agent in its Permitted Discretion, (f) such Inventory is the subject of an Acceptable Bill of Lading, and (g) Borrowers have provided a certificate to Agent that certifies that, to the best knowledge of Borrowers, such Inventory meets all of Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible Inventory, that it knows of no reason why such Inventory would not be accepted by Borrowers when it arrives in at the applicable location in the United States set forth on Schedule E-1, and that the shipment as evidenced by the documents conforms to the related order documents.

“Eligible Inventory” means Eligible Landed Inventory or Eligible In-Transit Inventory.

“Eligible Landed Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrowers’ business that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market in accordance with GAAP on a basis consistent with the terms of Section 6.10, but without duplication of any reserves described in clause (c) of the definition of Inventory Reserve.  An item of Inventory shall not be included in Eligible Inventory if:

(a)           a Borrower does not have good, valid, and marketable title thereto,

(b)           a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c)           it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

(d)           it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1),

(e)           it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)            it is the subject of a bill of lading or other document of title,

(g)           it is not subject to a valid and perfected first priority Agent’s Lien,

(h)           it consists of goods returned or rejected by any Borrower’s customers,

(i)            it consists of goods that are obsolete or slow moving (other than Prior Season Inventory), restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in any Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j)            it is subject to third party trademark, licensing or other proprietary rights, unless, with respect to each applicable Required Licensor with respect thereto (if any), a Licensor Agreement is then in effect (unless Agent has waived the requirement for a Licensor Agreement with respect to such Required Licensor), or

(k)           it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible NVOCC” means, as of any date of determination, a Person (other than an Affiliate) that is engaged by Borrowers as a freight forwarder or otherwise to assist in the importation of In-Transit Inventory to the United States and that is a party to an effective Imported Goods Agreement.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided, that, except in the case of clause (f) above, in no event shall an Eligible Transferee include (i) any hedge fund or infrastructure fund or (ii) any Person that participates in its ordinary course of business in the provision of women’s and men’s wovens and knits or in the designing and marketing of branded apparel in the United States, without, in any such case, the prior written consent of Borrowers.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base as of such date, minus (b) the sum of (i) the aggregate Revolver Usage as of such date plus (ii) the aggregate amount of all payables, other than payables which are being disputed in good faith by a Loan Party, which are more than 60 days past their due date.

“Excess Liquidity” means, as of any date of determination, (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base plus Qualified Cash as of such date, minus (b) the sum of (i) the aggregate Revolver Usage as of such date plus (ii) the aggregate amount of all payables, other than payables which are being disputed in good faith by a Loan Party, which are more than 60 days past their due date.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Copyrights” means the registered copyrights owned by MCI as of the Closing Date.

“Existing Credit Facility” means Parent’s existing revolving credit facility provided by HSBC Bank USA, N.A., as agent, and certain lenders.

“Factor” means The CIT Group/Commercial Services, Inc. or any other Person reasonably satisfactory to Agent, each in its capacity as a factor, or provider of credit protection, with respect to Accounts owing to Borrowers.

“Factored Accounts” means trade accounts receivable of Borrowers created in the ordinary course of business which have been purchased by the Factor pursuant to a Factoring Agreement.

“Factoring Agreement” means any factoring agreement between a borrower and the Factor.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries, which currently ends on December 31, 2010.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period, in each case as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP.

“Fixed Charges” means, for any period, the sum, without duplication, of (a) interest expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid or due and payable during such period, and (d) all Restricted Junior Payments paid during such period, in each case as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means, in the case of any Loan Party, any Subsidiary thereof that is not organized under the laws of the United States or a state or commonwealth thereof.

“Foreign Vendor” means a Person that sells Inventory to Borrowers and which Person is located in a country other than the United States.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that: (a) all calculations relative to liabilities shall be made without giving effect to Financial Accounting Standards Board Accounting Standard Codification Topic 825 or, to the extent applicable, Statement of Financial Accounting Standards No. 159; and (b) except for purposes of calculating the Fixed Charge Coverage Ratio (including the calculation of Fixed Charges), the terms “Capital Lease” and “Indebtedness” shall not include any leases that would otherwise be required to be classified as Capital Leases solely as a result of any Accounting Change occurring after the Closing Date.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) Parent, (b) each Subsidiary of Parent (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hampshire Designers” has the meaning specified therefor in the preamble to the Agreement.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“High Season” means the six fiscal month period of each Fiscal Year starting on the first day of the fiscal month beginning in October of such Fiscal Year.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“HSBC Cash Collateral Account” means the deposit account held at HSBC Bank USA, N.A. into which amounts are deposited as cash collateral for the Loan Parties' obligations described in clause (m) of the definition of Permitted Indebtedness.

“Imported Goods Agreement” means an agreement among any customs broker or non-vessel operating common carrier, one or more Borrowers, and Agent, in the form attached hereto as Exhibit I-1 or otherwise in form and substance reasonably satisfactory to Agent.

“Inactive Subsidiary” means, as of any date of determination, any Subsidiary of Parent (other than a Borrower) with respect to which each of the following conditions is satisfied: (a) such Subsidiary had gross revenues in the prior Fiscal Year of not more than $250,000; (b) such Subsidiary has year-to-date gross revenues in the current Fiscal Year of not more than $250,000; (c) neither the aggregate fair market value, nor the aggregate book value, of such Subsidiary’s assets (excluding intercompany balances, and, solely in respect of MCA, (i) security deposits held by MCA in connection with sub-leases by MCA of Real Property sub-let by MCA as of the Closing Date, and (ii) receivables arising out of customs duty refunds relating to MCA’s operations prior to the Closing Date) exceeds $250,000; (d) such Subsidiary is not the owner of any Inventory or other assets included in the Borrowing Base, nor the owner or licensee of any trademark used by any Borrower in connection with the sale, distribution or manufacture of any Inventory; and (e) such Subsidiary is not a party to any Material Contract.  In the event any such condition is no longer satisfied as to any Subsidiary that was previously classified as an Inactive Subsidiary, such Subsidiary immediately shall cease to be an Inactive Subsidiary for all purposes under the Agreement and the other Loan Documents without need for any further action or notice under the Agreement or any other Loan Document; provided, however, that in the event facts or circumstances existed with respect to a Subsidiary that was previously classified as an Inactive Subsidiary that would have constituted a breach of any covenant in the Loan Documents (or caused a Default or Event of Default) if such Subsidiary was not then classified as an Inactive Subsidiary, such facts or circumstances shall only constitute a breach of the applicable covenant (or cause a Default or Event of Default) to the extent that such facts or circumstances remain in effect on the date such Subsidiary ceases to be classified as an Inactive Subsidiary.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, time drafts and similar extensions of credit, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, executed and delivered by Parent, one or more of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“In-Transit Inventory” means Inventory of Borrowers that is in the possession of a common carrier and is in transit from a Foreign Vendor from a location outside the continental United States to a location of Borrowers (or a location designated by Borrowers) that is in the continental United States.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, customs brokers charges, taxes, duties, and other similar unpaid costs associated with the acquisition and importation of In-Transit Inventory by Borrowers, plus (b) the estimated reclamation claims of unpaid sellers of In-Transit Inventory sold to Borrowers, plus (c) the estimated royalties and license fees that will be required to be paid in connection with the sale or disposition of Inventory of any Borrower which bears a trademark (other than any trademark owned by a Loan Party).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

“Item-Eyes” has the meaning specified therefor in the preamble to the Agreement.

“JPM Chase” means JPMorgan Chase Bank, N.A.

“JPM Chase Collection Account” means one or more existing collection accounts maintained by Parent or Borrowers with JPM Chase during the Transition Period for the receipt of Collections.

“Junior Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.10 per share, of Parent.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means, without duplication, all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral; provided, that, (1) without limitation of the inclusion of costs and expenses of Agent’s advisors (including attorneys, accountants, consultants, and other advisors) as Lender Group Expenses, the costs and expenses of  advisors to the other Lenders that are included as Lender Group Expenses under this clause (i) shall be limited to the costs and expenses (including reasonable attorneys’ fees) of one law firm as counsel to such Lenders, one accountant to such Lenders, one consultant to such Lenders, and one other advisor of any category to such Lenders, and (2) to the extent reasonably available to Agent and Lenders, Agent and Lenders shall provide to Borrowers reasonable documentation with respect to costs and expenses of third-party service providers that are included as Lender Group Expenses, which documentation may take the form of a summary invoice and need not be provided to Borrowers as a condition precedent to Agent’s right to pay any Lender Group Expenses or charge the Loan Account therefor.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a standby or trade letter of credit issued by Issuing Lender or Underlying Issuer, as the context requires, for the account of Parent or a Borrower.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.50%.

“Licensor Agreement” means a letter or agreement from any licensor of any trademark under which a Borrower sells Inventory (other than any trademark owned by a Loan Party), in form and substance reasonably satisfactory to Agent, with respect to the rights of Agent to use such trademark to sell or otherwise dispose of such Inventory.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, any Intercompany Subordination Agreement, the Letters of Credit, any Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrowers in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Low Season” means the six fiscal month period of each Fiscal Year starting on the first day of the fiscal month beginning in April of such Fiscal Year.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $3,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“MCA” means Marisa Christina Apparel, Inc., a Delaware corporation.

“MCI” means Marisa Christina, Inc., a Delaware corporation.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber any Real Property Collateral.

“Net Income” means, for any period, the net income of Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus, to the extent such costs were deducted from net income during such period, (a) any non-cash write-off incurred during such period as a result of the special directors and officers insurance policy purchased by Parent in December 2007, but not to exceed $3,400,000, (b) any non-cash expense for equity incentive compensation issued by Parent, but not to exceed $600,000 in any Fiscal Year, and (c) any non-cash loss incurred from the disposal of fixed assets, but not to exceed $500,000.

“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.

“Obligations” means, without duplication, (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrowers or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

"Permitted Acquisition" means any Acquisition, in one or more transactions or series of transactions, by Borrowers of assets of any Person located in the United States (such assets being referred to as the “Acquired Assets”); provided, that, (a) the total consideration (including the principal amount of Acquired Indebtedness) paid or incurred in respect of all such Acquisitions is not greater than $5,000,000; (b) the Acquired Assets are related, ancillary or complementary to the business of Borrowers; (c) as of the date of each such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (d) Agent shall have received not less than 5 Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, together with pro forma financial statements and Projections giving effect to the consummation thereof and prepared on a basis consistent with the financial statements and Projections required to be delivered under the Agreement; (e) the Acquired Assets which constitute Collateral shall be free and clear of any Lien (other than Permitted Liens) and Agent shall have received evidence reasonably satisfactory to it of the same; (f) promptly upon consummation of any such Acquisition, (i) Borrower shall deliver, or cause to be delivered, to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such Acquisition, and (ii) at the request of Agent, Borrowers shall, at Borrowers’ expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts, as may be necessary to evidence, perfect, maintain and enforce the security interests of Agent in the Acquired Assets and the priority thereof; (g) each such Acquisition shall be a bona fide arms’ length transaction with a Person other than an Affiliate; (h) Borrowers shall have Excess Liquidity in an amount equal to or greater than $20,000,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the High Season) or $10,000,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the Low Season), in each case immediately after giving effect to the consummation of the proposed Acquisition; and (i) Agent shall have received a certificate of a financial officer or executive officer of Parent certifying to Agent as to the matters set forth in this definition.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of an asset-based lender providing the type of credit facility contemplated by the Agreement) business judgment.

“Permitted Dispositions” means:

(a)           sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)           sales of Inventory to buyers in the ordinary course of business,

(c)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)           the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)           sales or other dispositions of Equipment in the ordinary course of business for fair market value, to the extent that (i) such Equipment is exchanged for credit against the purchase price of similar replacement Equipment or (ii) the proceeds are reasonably promptly applied to pay the purchase price of such replacement Equipment,

(f)            the granting of Permitted Liens,

(g)           the sale of Cash Equivalents, for cash or other Cash Equivalents, in the ordinary course of business for fair market value,

(h)           the sale or transfer of assets by any Loan Party to another Loan Party or by a non-Loan Party to a Loan Party or another non-Loan Party, so long as any Liens granted in favor of Agent in the assets so sold or transferred remain in full force and effect and perfected to at least the extent as in effect immediately prior to such sale or transfer,

(i)            dispositions permitted by Section 6.3 of the Agreement,

(j)            the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(k)           any involuntary loss, damage or destruction of property,

(l)            any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(m)          the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(n)           the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,

(o)           the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(p)           the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(q)           the making of a Permitted Investment,

(r)            the sale of the works of art listed on Schedule P-3,

(s)           the release of a claim against a third party pursuant to settlement thereof,

(t)            the sale of Factored Accounts to the Factor pursuant to a Permitted Factoring Sale, and

(u)           dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (t) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed  $1,000,000.

“Permitted Factoring Sale” means the sale and/or assignment of Factored Accounts in the ordinary course of business pursuant to a Factoring Agreement that is reasonably acceptable to Agent, so long as an Assignment of Factoring Proceeds is in effect with respect thereto.

“Permitted Indebtedness” means:

(a)           Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)           Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(g)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h)           the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(i)            Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(j)            unsecured Indebtedness of Parent or any other Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of its Stock that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(k)           Indebtedness composing Permitted Investments,

(l)            Acquired Indebtedness assumed in connection with any Permitted Acquisition,

(m)          reimbursement and other obligations with respect to the letters of credit described in the payoff letter delivered by HSBC Bank USA, N.A. on the Closing Date, provided no such letters of credit shall be renewed or otherwise extended without Agent’s consent, and

(n)           unsecured Indebtedness not otherwise described in the preceding clauses of the definition of Permitted Indebtedness not exceeding $3,000,000 in aggregate at any one time outstanding.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, and (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement.

“Permitted Investments” means:

(a)           Investments in cash and Cash Equivalents,

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services in the ordinary course of business (including loans made to vendors in the ordinary course of business for the sole purpose of purchasing raw materials to be used by vendors for the development and manufacture of samples and goods exclusively for the Loan Parties),

(d)           Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)           Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)            guarantees permitted under the definition of Permitted Indebtedness,

(g)           Permitted Intercompany Advances,

(h)           Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)            deposits of cash, or in the form of a letter of credit, made in the ordinary course of business to secure performance of operating leases,

(j)            non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,

(k)           Permitted Acquisitions,

(l)            Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party ,

(m)          Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (i) of the definition of Permitted Indebtedness, and

(n)           so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 during the term of the Agreement.

“Permitted Liens” means

(a)           Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)           Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)            judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)           Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)           the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)            purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)           Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i)            Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)             Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)           with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)            non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)           Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness (plus improvements thereon),

(n)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)           Liens in Factored Accounts (and returned goods and intangible assets relating thereto) pursuant to a Permitted Factoring Sale,

(q)           Liens on Real Property or Equipment assumed in connection with a Permitted Acquisition, but solely to the extent such Liens secure Acquired Indebtedness,

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and

(s)           Liens in favor of HSBC Bank USA, N.A. on the HSBC Cash Collateral Account and amounts deposited therein.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Primary Obligor” means, as of any date of determination, (a) Parent, (b) each Borrower, and (c) each other Guarantor that, as of the date of determination, is not an Inactive Subsidiary.

“Prior Season Inventory” means finished goods Inventory of any Borrower which was manufactured for sale in a shipping season prior to the current shipping season of such Borrower and which Inventory has been approved by Agent as Prior Season Inventory (for purposes of this definition, the term “shipping season” means the period of time in which Inventory of any Borrower is shipped for sale, such period to be determined in a manner consistent with such Borrower's past business practices).

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock); provided, however, that “Prohibited Preferred Stock” shall not include the Rights or Junior Preferred Stock.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consolidated basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b)           with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the  Commitments as they existed immediately prior to their termination or reduction to zero, and

(c)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of all unrestricted cash and Cash Equivalents of Parent and Borrowers (other than Restricted Cash) that is in a Deposit Account or Securities Account that is the subject of a Control Agreement and is maintained in the United States with Wells Fargo or an Affiliate thereof; provided, that, solely during the Transition Period, “Qualified Cash” shall also include the available amount of cash of Parent and Borrowers that is in a Deposit Account maintained in the United States with JPM Chase (other than the JPM Chase Collection Account), which such Deposit Account is the subject of a Control Agreement.

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by Borrowers of Inventory that would be Eligible Inventory but for the fact that such Inventory is the subject of a Qualified Import Letter of Credit (it being understood that no Inventory shall be included in the Borrowing Base as Eligible Inventory if such Inventory is the subject of a Qualified Import Letter of Credit), (b) is in form and substance acceptable to Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, an Acceptable Bill of Lading.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property (if any) identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries that is required to be subjected to a Mortgage in accordance with Section 5.11 or 5.12 of the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)           such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)           the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Required Licensor” means, with respect to Inventory of a Borrower that is sold under a licensed trademark, each licensor that has licensed such trademark to such Borrower to the extent that the gross revenues received (or expected to be received) by Borrowers with respect to the sale of Inventory subject to such licensed trademark (and any related licensed trademarks) equals or exceeds $5,000,000 for any twelve month period (taking into account sales as well as unfilled orders).  As of the Closing Date, “Required Licensors” are Geoffrey Beene, Inc. (as to the “Geoffrey Beene” licensed trademark), Levi Strauss & Co. (as to the “Dockers” and “Dockers Premium” licensed trademarks), Alexander Julian, Inc. (as to the “Alexander Julian” licensed trademark, and JA Apparel Corp. (as to the “JOE Joseph Abboud” licensed trademark).

“Required Liquidity” means that Excess Liquidity exceeds $25,000,000.

“Responsible Officer” means each of the chief executive officer, president, controller, chief financial officer, treasurer, corporate secretary or general counsel of any Loan Party, as applicable, or any other officer having substantially the same authority and responsibility.

“Restricted Cash” means, as of any date of determination, the available amount of unrestricted cash of Borrowers that is in a Deposit Account maintained in the United States with Wells Fargo, and which such Deposit Account is the subject of a Control Agreement that provides Agent sole dominion and control over such Deposit Account and the cash contained therein (including the sole right to authorize the release of cash therefrom); provided, that, (a) Borrowers may request that Agent authorize the release of cash from any such Deposit Account, and Agent shall promptly thereafter endeavor to cause the release of such cash from such Deposit Account to the Designated Account, so long as (i) Borrowers provide Agent written notice of such request at least 2 Business Days prior to the proposed release date, which notice shall set forth the Dollar amount of cash proposed to be released and wire transfer instructions for the Designated Account, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) Excess Availability would not be less than $3,000,000 after giving effect to the release of such cash from such Deposit Account; (b) solely during the Transition Period, “Restricted Cash” shall also include the available amount of cash of Borrowers that is in a Deposit Account maintained in the United States with JPM Chase and used by Borrowers for the receipt of Collections, and which such Deposit Account is the subject of a Control Agreement that provides that all available funds contained therein are to be transferred to a Deposit Account (that is subject to a Control Agreement) maintained with Wells Fargo or otherwise per Agent’s instructions; and (c) in no event shall “Restricted Cash” include any Qualified Cash.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Stock issued by Parent in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Parent, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Rights” means the rights to purchase Junior Preferred Stock as contemplated by the Rights Plan.

“Rights Plan” means that certain Rights Agreement, dated as of August 13, 2008, by and between Parent and Mellon Investor Services LLC, as Rights Agent, as amended from time to time.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Scott James” has the meaning specified therefor in the preamble to the Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) in the case of any assignee that is a Foreign Lender, any amount that such Foreign Lender’s assignor was previously entitled to receive pursuant to Section 16(a) of the Agreement, and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Transition Period” has the meaning specified therefor on Schedule 3.6.

“Trigger Level” means, (a) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, $25,000,000, and (b) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the Low Season, $10,000,000.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before November 15, 2010;

(b)           Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)           Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d)           Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)           the Cash Management Agreements,

(ii)          the Control Agreements,

(iii)         the Security Agreement,

(iv)         a disbursement letter executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,

(v)          the Fee Letter,

(vi)         the Guaranty,

(vii)        a letter, in form and substance satisfactory to Agent, from HSBC Bank USA, N.A. (“Existing Agent”) to Agent respecting the amount necessary to repay in full all of the obligations of the Loan Parties owing to Existing Agent and the other lenders under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of the Loan Parties, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of the Loan Parties, and

(viii)       an Assignment of Factoring Proceeds with respect to each Factoring Agreement in effect as of the Closing Date;

(e)           Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of each such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f)            Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of each such Loan Party;

(g)           Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)           Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)            Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent;

(j)            Agent shall have received an opinion of Borrowers’ counsel in form and substance satisfactory to Agent;

(k)           Borrowers shall have the Required Liquidity after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(l)            Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement, as reflected in a statement rendered to Borrowers at least one Business Day prior to the Closing Date and accompanied by supporting documentation in the case of costs and expenses of third-party service providers (which documentation may take the form of a summary invoice);

(m)          Agent shall have received evidence that EBITDA was not less than ($10,000,000) for the most recently ended twelve fiscal month period prior to the Closing Date for which financial statements would be required to be delivered hereunder in accordance with Schedule 5.1;

(n)           Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(o)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

Schedule 3.6

1.           As promptly as practicable, and in any event within 120 days (or such later date as permitted by Agent in its sole discretion) following the Closing Date (the “Transition Period”), the Loan Parties shall (a) direct all Account Debtors to make all future payments with respect to Accounts to one or more collection accounts established for such purpose with Wells Fargo in accordance with the terms of Section 5.17 of the Agreement and Section 6(k) of the Security Agreement (each, a “Wells Fargo Collection Account”), each of which Wells Fargo Collection Accounts shall be subject to a Controlled Account Agreement in accordance with the terms of the Security Agreement, and (b) close all of the Loan Parties’ bank accounts (other than (i) their disbursement account maintained with JPM Chase, which disbursement account may remain open until all checks and other items outstanding with respect to such disbursement account as of the last day of the Transition Period have cleared, (ii) accounts with respect to which no Control Agreement is required pursuant to Section 6.11 of the Agreement, and (iii) the HSBC Cash Collateral Account) maintained with any financial institution other than Wells Fargo or its Affiliates, including, without limitation, all collection accounts maintained with any financial institution other than Wells Fargo or its Affiliates.

2.           At all times during the Transition Period and thereafter, the Loan Parties shall deposit or cause to be deposited promptly into a Wells Fargo Collection Account, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections which, notwithstanding the provisions of paragraph 1(a) above, are received directly by any Loan Party (other than in the JPM Chase Collection Account).

3.           At all times after the first 60 days of the Transition Period and thereafter, the Loan Parties shall deposit or cause to be deposited promptly into a Wells Fargo Collection Account, in accordance with the applicable Control Agreement, all of their Collections which, notwithstanding the provisions of paragraph 1(a) above, are received in any bank account other than a Wells Fargo Collection Account.

4.           As promptly as practicable, and in any event within 30 days (or such later date as permitted by Agent in its sole discretion) following the Closing Date, the Loan Parties shall deliver to Agent original stock certificates (and duly executed blank stock powers) with respect to all Stock of each Subsidiary of a Loan Party (other than Stock that does not constitute Collateral in accordance with the terms of the Security Agreement).

HAMPSHIRE GROUP, LIMITED
Schedule 4.1(b)

BORROWERS CAPITAL STOCK

Borrower	Capital Stock Authorized	Capital Stock Outstanding
Hampshire Designers, Inc.	1,000 shares of Common Stock and 1,000 shares of Preferred Stock authorized	1,000 shares of Common stock outstanding
Item-Eyes, Inc.	5,000 shares of Common Stock and 5,000 shares of Preferred Stock authorized	1,000 shares of Common stock outstanding
Scott James, LLC	None	None

Schedule 4.1(c)

DIRECT AND INDIRECT SUBSIDIARIES; INACTIVE SUBSIDIARIES; OWNERSHIP OF GUARANTORS, INVESTMENTS

Subsidiary	Jurisdiction of Incorporation	Percentage of Capital Stock Owned
Hampshire Designers, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Item-Eyes, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Scott James, LLC Membership interests	Delaware	100% owned by Hampshire Designers, Inc.
SB Corporation 1,000 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Hampshire Sub, Inc. 5,000 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Marisa Christina, Incorporated 7,295,065 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Marisa Christina Apparel, Inc. 120 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Marisa Christina, Inc.
C.M. Marisa Christina HK, Limited 4,700 shares of Common Stock outstanding	Hong Kong (Inactive)	100% owned by Marisa Christina Apparel, Inc.
Keynote Services, Limited 1,000 shares of Common Stock outstanding	Hong Kong	100% owned by Hampshire Designers, Inc.

Parent	Stockholder Rights Plan
Hampshire Group, Limited	Rights attached to the outstanding common stock as of August 25, 2008, that upon exercisability can buy one one-thousandth of a Series A Junior Participating Preferred Stock of the Parent.

Schedule 4.6(a)

NAME AND JURISDICTION OF ORGANIZATION
OF LOAN PARTIES

		Organizational Identification Number	Federal Identification Number
Entity	Jurisdiction of Organization

Hampshire Group, Limited	Delaware	0830447	06-0967107

Hampshire Designers, Inc.	Delaware	0839737	06-0961174

Scott James, LLC	Delaware	4820502	27-2612536

Item-Eyes, Inc.	Delaware	3172697	13-4123675

SB Corporation	Delaware	4033423	11-3759622

Hampshire Sub, Inc.	Delaware	3916138	42-1673926

Marisa Christina, Incorporated	Delaware	2403025	11-3216809

Marisa Christina Apparel, Inc.	Delaware	0918385	13-3078311

Schedule 4.6(b)

CHIEF EXECUTIVE OFFICE
OF LOAN PARTIES

Chief Executive Office
Entity

Hampshire Group, Limited	114 W. 41st Street, New York, New York, 10036

Hampshire Designers, Inc.	114 W. 41st Street, New York, New York, 10036

Scott James, LLC	114 W. 41st Street, New York, New York, 10036

Item-Eyes, Inc.	114 W. 41st Street, New York, New York, 10036

SB Corporation	114 W. 41st Street, New York, New York, 10036

Hampshire Sub, Inc.	114 W. 41st Street, New York, New York, 10036

Marisa Christina, Incorporated	114 W. 41st Street, New York, New York, 10036

Marisa Christina Apparel, Inc.	114 W. 41st Street, New York, New York, 10036

Schedule 4.6(c)

EACH LOAN PARTY AND SUBSIDIARY IDENTIFICATION NUMBER

See Schedule 4.6(a).

Schedule 4.6(d)

COMMERCIAL TORT CLAIMS

None.

Schedule 4.7(b)

PENDING AND THREATENED ACTIONS, SUITS, OR PROCEEDINGS

•
In July 2007, Hampshire Group, Limited (the “Company”) entered into a lease for an office space located at 114 West 41st Street, New York, New York. The company occupies the 4th through 8th floors.  The Company took possession of the space in September 2007 and relocated into this new facility in February of 2008.  As indicated in the lease agreement, the Landlord was obligated to begin remodeling the lobby area to the building by June 30, 2008.  If no progress had been made by June 30, 2008, then the lease agreement provided a remedy to the Company to reduce rent by one half, until the Landlord resumed progress on the construction.  As of the Closing Date, no progress or good faith efforts have been performed by the Landlord.  The Company, in good faith and in accordance with the lease agreement, is calculating rent due based on the reduction of rent by one half.  In addition, the Landlord’s lender foreclosed on the New York office building in December 2009.  All communications subsequent to that date have been held with the court-appointed receiver and the lender’s legal counsel.  No suits or proceedings are in progress and no insurance has been obtained.  The Company may pursue damages against the Landlord.

•	[**]

•
Hampshire Sub, Inc., previously known as Shane Hunter, Inc., an Inactive Subsidiary, has reserved approximately $200,000 for a disputed transaction regarding purchases of defective goods from LA Printex that occurred in 2007.  There has been no communication with the other party in the last twelve months. No suits or proceedings are in progress and no insurance has been obtained.

Schedule 4.12

ENVIRONMENTAL MATTERS

None.

Schedule 4.13

INTELLECTUAL PROPERTY

Trademarks - see attached.

Loan Party	Trademark	COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES	RENEWAL DATE

Hampshire Group, Limited	AFFLUENT	TAIWAN	T07639TW00	4/11/2007	96016188	1/1/2008	129544001	REGISTERED	25	1/1/2018
		UNITED STATES	T07639US00	3/2/2007	77/120,489	2/12/2008	3,382,639	REGISTERED	25	2/12/2018
Hampshire Group, Limited	AMBRA	UNITED STATES	022671US	4/21/1994	74/515,970	10/31/1995	1,930,868	REGISTERED	25	10/31/2015
		(as amended 06/26/2002)
Hampshire Group, Limited	AMERICAN PORTRAIT	UNITED STATES	022673US	2/20/1990	74/030,731	9/8/1992	1,714,681	REGISTERED	25	9/8/2012

Hampshire Group, Limited	DESIGNERS O	UNITED STATES	024718US	5/26/2005	78/637,708	5/30/2006	3,097,872	REGISTERED	25	5/30/2016

Hampshire Group, Limited	4% SOLUTION	UNITED STATES	T10185US00	6/21/2010	85/067,999			PENDING	25

Hampshire Group, Limited	DESIGNERS ORIGINALS	MEXICO	022613MX	9/7/1994	211172	7/13/1995	497070	REGISTERED	25	9/7/2014
		UNITED STATES	022614US	6/30/1994	74/544,996	11/7/1995	1,932,784	REGISTERED	25	11/17/2015
								PENDING	25
Hampshire Group, Limited	DESIGNERS ORIGINALS STUDIO	CANADA	022607CA	10/16/1997	858922	1/19/2000	TMA521876	REGISTERED	25	1/19/2015
		CHINA	T02989CN00	6/6/2006	5400152			PENDING	25
		SOUTH KOREA	T02989KR00	7/24/2006	2006-37988	8/20/2007	40-0721537	REGISTERED	25	8/20/2017
		UNITED STATES	022682US	6/18/2002	78/136,482	5/13/2003	2,715,845	REGISTERED	25	5/13/2013
		VIETNAM	T02989VN00	6/23/2006	4-2006-09825	6/23//2006	110369	REGISTERED	25	6/23/2016

Hampshire Group, Limited	ECO 24.7	EL SALVADOR	T05328SV00	6/26/2008	20080111203	2/2/2009	217 Book 123	REGISTERED	25	2/2/2019
		UNITED STATES	T05328US01	6/23/2008	77/505,498	12/15/2009	3,726,275	REGISTERED	25	12/15/2015

Item Eyes, Inc.	FASHION REQUIREMENTS	CHINA	T06800CN00	6/6/2006	5400408	12/7/2009	5400408	REGISTERED	25	12/6/2019
		EL SALVADOR	T06800SV00	6/26/2006	20060079462	2/6/2007	170 Book 79	REGISTERED	25	2/6/2017
		VIETNAM	T06800VN00	6/14/2006	4-2006-09255	6/14/2006	102151	REGISTERED	25	6/14/2016

Hampshire Group, Limited	GENERATIONS WITHOUT BOUNDARIES	CHINA	T02993CN00	6/6/2006	5400403	12/7/2009		PENDING	25

Hampshire Designers, Inc.	HAMPSHIRE STUDIO	HONG KONG	T02994HK01	7/13/2006	300669591	7/13/2006	300669591	REGISTERED	25	7/13/2016
		MEXICO	022790MX	9/7/1994	211173	7/13/1995	497071	REGISTERED	25	9/7/2014
		SOUTH KOREA	T02994KR00	7/24/2006	2006-37990	8/20/2007	40-0721538	REGISTERED	25	8/20/2017
		THAILAND	T02994TH00	7/18/2006	632379	7/17/2008	TM271804	REGISTERED	25	7/17/2016
		CANADA	T02994CA00	8/3/2005	1267207	7/31/2008	TMA720,084	REGISTERED	N/A	7/31/2023
		CHINA	T02994CN00	6/6/2006	5400402			PENDING	25
		UNITED STATES	022789US	4/8/1994	74/516,143	4/30/1996	1,971,771	REGISTERED	25	4/30/2016
		UNITED STATES	T02994US01	7/27/2005	78/679,204	10/17/2006	3,157,244	REGISTERED	25	10/17/2016
		VIETNAM	T02994VN00	6/23/2006	4-2006-09826	6/23/2006	110042	REGISTERED	25	6/23/2016

Item Eyes, Inc.	ITEM-EYES and Design	CHINA	T06793CN00	6/6/2006	5400395	10/7/2009	5400395	REGISTERED	25	10/6/2019
		EL SALVADOR	T06793SV00	6/26/2006	20060079458	1/31/2007	88 Book 79	REGISTERED	25	1/31/2017
		HONG KONG	T06793HK00	7/13/2006	300679672	7/13/2006	300679672	REGISTERED	25	7/12/2016
		UNITED STATES	T06793US00	5/12/1980	73/261,715	10/27/1981	1,175,311	REGISTERED	25	10/27/2011
		VIETNAM	T06793VN00	6/14/2006	4-2006-09251	4/9/2008	99334	REGISTERED	25	6/14/2016
Hampshire Group, Limited	K (Logo)	UNITED STATES	T10649US00	7/21/2010	85/089,272			PENDING	18, 25, 35

Hampshire Group, Limited	LANDSCAPE	UNITED STATES	T06321US01	9/27/2005	78/721,137	9/19/2006	3,145,120	REGISTERED	25	9/19/2016

Item Eyes, Inc.	LESLIE STEVEN	UNITED STATES	T08349US00	9/6/1994	74/570,046	8/29/1995	1,915,118	REGISTERED	25	8/29/2015

Hampshire Designers, Inc.	LUXELON	THAILAND	T03002TH00	7/18/2006	632384	7/17/2008	TM270142	REGISTERED	25	7/17/2016
		UNITED STATES	022791US	11/25/1985	73/570,050	7/1/1986	1,399,636	REGISTERED	25	7/1/2016

Hampshire Group, Limited	LUXELON ULTRA	CHINA	T03003CN00	6/6/2006	5400401	10/7/2009	5400401	REGISTERED	25	10/6/2019
		THAILAND	T03003TH00	7/18/2006	632380	7/17/2008	TM270140	REGISTERED	25	7/17/2016
		UNITED STATES	022686US	2/21/2003	78/217,475	2/19/2008	3,386,166	REGISTERED	25	2/19/2014

Hampshire Group, Limited	LUXE360	UNITED STATES		2/13/2008	77/395,582	11/18/1008	3,535,260	REGISTERED	25	11/18/2008

Marisa Christina Apparel, Inc.	MARISA CHRISTINA	JAPAN	T06820JP00	7/21/1978	53978/1978	9/26/1994	1712451	REGISTERED	25	9/26/2014

Hampshire Group, Limited	MERCER STREET STUDIO	CHINA	T03004CN00	6/6/2006	5400400			PENDING	25
		HONG KONG	T03004HK01	7/12/2006	300679627	7/12/2006	300679627	REGISTERED	25	7/12/2016
		UNITED STATES	022932US	6/28/2002	78/975,426	7/6/2004	2,861,692	REGISTERED	25	7/6/2014
		VIETNAM	T03004VN00	6/23/2006	4-2006-09827	6/23/2006	110390	REGISTERED	25	6/23/2016

Hampshire Group, Limited	MOVING BLEU	CANADA	022610CA	10/16/1997	858923	8/31/1998	TMA499848	REGISTERED	25	8/31/2013
		CHINA	T03005CN00	6/6/2006	5400399	10/7/2009	5400399	REGISTERED	25	10/6/2019
		HONG KONG	T03005HK01	7/13/2006	300679636	7/12/2006	300679636	REGISTERED	25	7/12/2016
		SOUTH KOREA	T03005KR00	7/24/2006	2006-37993	8/20/2007	40-0721539	REGISTERED	25	8/20/2017
		THAILAND	T03005TH00	7/18/2006	632382	7/17/2008	TM270141	REGISTERED	25	7/17/2016
		UNITED STATES	022611US	5/26/1995	74/680,241	12/31/1996	2,027,864	REGISTERED	25	12/31/2016
		VIETNAM	T03005VN00	6/23/2006	4-2006-09833	6/23/2006	113751	REGISTERED	25	6/23/2016

Hampshire Group, Limited	NICK DANGER	EUROPEAN UNION	024547EU	4/6/2005	4376034	3/22/2006	4376034	REGISTERED	25,35	4/6/2015
		HONG KONG	T03008HK00	7/13/2006	300679645	7/13/2006	300679645	REGISTERED	25	7/12/2016
		JAPAN	024577JP	3/29/2005	2005-027305	9/16/2005	4895550	REGISTERED	25	9/16/2015
		SOUTH KOREA	024588KR	4/4/2005	40-2005-14683	1/13/2006	646977	REGISTERED	25	1/13/2016
		UNITED STATES	023157US	9/3/2004	78/478,404	2/21/2006	3,061,258	REGISTERED	25	2/21/2016
		UNITED STATES	T03008US02	11/3/2005	78/746,002	10/23/2007	3,320,607	REGISTERED	25	10/23/2017

Hampshire Group, Limited	NICK DANGER (IN ENGLISH)	CHINA	024856CN	5/16/2005	4658210	3/28/2009	4658210	REGISTERED	25	3/28/2019

Hampshire Group, Limited	NICK DANGER in Chinese Characters	CHINA	024576CN	6/6/2005	4700392	1/21/2009	4700392	REGISTERED	25	1/21/2019

Hampshire Group, Limited	NICK DANGER'S GARAGE	CHINA	T03011CN00	6/6/2006	5400398	12/7/2009	5400398	REGISTERED	25	5/16/2016
		HONG KONG	T03011HK00	7/13/2006	300679654	7/13/2006	300679654	REGISTERED	25	7/13/2016
		UNITED STATES	023086US	8/9/2004	78/463,999	5/16/2006	3,094,201	REGISTERED	35	5/16/2016

Item Eyes, Inc.	NOUVEAUX	EL SALVADOR	T06798SV00	6/26/2006	20060079464	1/31/2007	85 Book 79	REGISTERED	25	1/31/2017

		UNITED STATES	T06798US00	6/10/1996	75/116,594	7/29/1997	2,085,023	REGISTERED	25	7/29/2017
Hampshire Group, Limited	PARACHUTE and Design	CHINA	T06805CN00	6/6/2006	5400396			PENDING	25
		HONG KONG	T06805HK00	7/13/2006	300679663	7/13/2006	300679663	REGISTERED	25	7/12/2016
Hampshire Group, Limited	PARACHUTE and Design (design only)	UNITED STATES	T06633US00	12/23/2005	78/780,066	10/30/2007	3,327,026	REGISTERED	25	10/30/2017

Hampshire Group, Limited	PLANET & COMPANY	UNITED STATES	022621US	10/19/1995	75/007,887	12/9/1997	2,120,319	REGISTERED	25	12/9/2017
		(as amended 08/27/1997)
		UNITED STATES	022622US	12/8/2003	78/337,569	12/7/2004	2,908,753	REGISTERED	25	12/7/2014

Item Eyes, Inc.	R.E.Q.	UNITED STATES	T08346US00	10/16/2007	77/305,251	7/28/2009	3,661,543	REGISTERED	25	7/28/2019

Item Eyes, Inc.	REQUIREMENTS	CHINA	T06795CN00	6/6/2006	5400413			PENDING	25
		EL SALVADOR	T06795SV00	6/26/2006	20060079468	1/31/2007	92 Book 79	REGISTERED	25	1/31/2017
		MEXICO	T06795MX00	1/30/1995	N/A		488995	REGISTERED		1/30/2015
		MEXICO	T06795MX01	8/25/2005	N/A		896,973	REGISTERED		8/25/2015
		UNITED STATES	T06795US00	9/6/1994	74/570,036	8/29/1995	1,915,116	REGISTERED	25	8/29/2015
		VIETNAM	T06795VN00	6/14/2006	4-2006-09252			PENDING	25

Item Eyes, Inc.	REQUIREMENTS PETITE	EL SALVADOR	T06797SV00	6/26/2006	20060079466	1/31/2007	110 Book 79	REGISTERED	25	1/31/2017
		UNITED STATES	T06797US00	9/6/1994	74/570,038	8/29/1995	1,915,117	REGISTERED	25	8/29/2015
		VIETNAM	T06797VN00	6/14/2006	4-2006-09254	6/14/2006	102150	REGISTERED	25	6/14/2016

Item Eyes, Inc.	REQUIREMENTS SPORT	EL SALVADOR	T06802SV00	6/26/2006	20060079460	2/5/2007	147 Book 79	REGISTERED	25	2/5/2017
		UNITED STATES	T06802US00	11/14/2003	78/327,900	5/10/2005	2,950,324	REGISTERED	25	5/10/2015
		VIETNAM	T06802VN00	6/14/2006	4-2006-09256	6/14/2006	102441	REGISTERED	25	6/14/2016

Item Eyes, Inc.	REQUIREMENTS WOMAN	EL SALVADOR	T06796SV00	6/26/2006	20060079467	2/6/1977	172 Book 79	REGISTERED	25	2/6/2017
		UNITED STATES	T06796US00	9/6/1994	74/570,037	8/22/1995	1,913,456	REGISTERED	25	8/22/2015
		VIETNAM	T06796VN00	6/14/2006	4-2006-09253	6/14/2006	114109	REGISTERED	25	6/14/2016

Item Eyes, Inc.	RODEO DIVA	CHINA	T06794CN00	6/6/2006	5400394			PENDING	25
		HONG KONG	T06794HK00	7/13/2006	300679681	7/13/2006	300679681	REGISTERED	25	7/13/2016
		UNITED STATES	T06794US00	5/4/2006	78/876,700	12/18/2007	3,357,790	REGISTERED	25	12/18/2017

Item Eyes, Inc.	RQT	CHINA	T06801CN00	6/6/2006	5400407	10/7/2009	5400407	REGISTERED	25	10/6/2019
		EL SALVADOR	T06801SV00	6/26/2006	20060079461	1/31/2007	91 Book 79	REGISTERED	25	1/31/2017
		HONG KONG	T06801HK00	7/13/2006	300679753	7/13/2006	300679753	REGISTERED	25	7/12/2016
		UNITED STATES	T06801US00	9/6/2002	78/161,403	12/23/2003	2,799,374	REGISTERED	25	12/23/2013

Hampshire Group, Limited	SCOTT JAMES	UNITED STATES	T10622US00	6/10/2010	85/059,365			PENDING	18, 25, 35
		UNITED STATES	T10622US01	6/10/2010	85/059,369			PENDING	18, 25

Hampshire Group, Limited	SLEEK 'N SLENDER	CHINA	T08963CN00	6/10/2008				PENDING	25
		UNITED STATES	T08963US00	5/16/2008	77/477,054	4/14/2009	3,607,413	REGISTERED	25	4/14/2019

Hampshire Group, Limited	SPRING + MERCER	CANADA	T03018CN00	10/14/2009	1,455,366			PENDING
		UNITED STATES	T03018US02	6/18/2002	78/136,488	8/1/2006	3,124,175	REGISTERED	25	8/1/2016

	SPRING & MERCER	CHINA	T03018CN00	6/6/2006	5400397	10/7/2009	5400397	REGISTERED	25	10/6/2019
		HONG KONG	T03018HK00	7/13/2006	300679762	11/13/2006	300679762	REGISTERED	25	7/12/2016
		VIETNAM	T03018VN00	6/23/2006	4-2006-09834	6/23/2006	113752	REGISTERED	25	6/23/2016

Item Eyes, Inc.	TARA RYAN	CHINA	T06799CN00	6/6/2006	5400409	12/7/2009	5400409	REGISTERED	25	12/7/2019
		EL SALVADOR	T06799SV00	6/26/2006	20060079463	1/31/2007	90 Book 79	REGISTERED	25	1/31/2017
		HONG KONG	T06799HK00	7/13/2006	300679735	7/13/2006	300679735	REGISTERED	25	7/12/2016
		UNITED STATES	T06799US00	4/11/2002	78/121,134	6/8/2004	2,851,849	REGISTERED	25	6/8/2014
		VIETNAM	T06799VN00	6/14/2006	4-2006-09257	6/14/2016	102094	REGISTERED	25	6/14/2016

Schedule 4.14

LEASES

Lease Agreement between Hampshire Group, Limited and  Charney-FPG 114 41st Street with respect to office space located at 114 West 41st Street, New York, New York.*

  * See Schedule 4.7(b).

Schedule 4.15

BORROWER AND GUARANTOR
DEPOSIT AND SECURITIES ACCOUNTS

Account Number:	Account Owner:	Bank Name:	Account Description:
[**]	Hampshire Brands	JPMorgan Chase	Lockbox & Wires (in/out)
[**]	Hampshire Designers, Inc.	JPMorgan Chase	Lockbox & Wires (in/out)
[**]	Hampshire Group, Limited	JPMorgan Chase	Funding & Group Disbursement
[**]	Item-Eyes, Inc.	JPMorgan Chase	Lockbox & Wires (in/out)
[**]	Scott James, LLC	JP Morgan Chase	Lockbox & Wires (in/out)
[**]	Hampshire Group, Limited	JPMorgan Chase	Controlled Disbursements
[**]	Hampshire Group, Limited	Wells Fargo	Money Market
[**]	Hampshire Group, Limited	Wells Fargo	Master Concentration
[**]	Item-Eyes, Inc.	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Designers, Inc.	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Brands	Wells Fargo	Lockbox & Wires (in/out)
[**]	Scott James, LLC	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Group, Limited	Wells Fargo	Controlled Disbursements
[**]	Hampshire Group, Limited	JPMorgan Chase	Security Deposit of Subtenant
[**]	Hampshire Group, Limited	JP Morgan Chase	Securities Account
[**]	Hampshire Designers, Inc.	Wachovia	Flexible Spending Account
[**]	Hampshire Designers, Inc.	Wachovia	Payroll Account
[**]	Hampshire Group, Limited	Evergreen Service Company, LLC	Securities Account
[**]	Hampshire Group, Limited	HSBC	Money Market

[**]2	Hampshire Group, Limited	HSBC	Checking Account
[**]*	Hampshire Group, Limited	HSBC	Securities Account
[**]*	Hampshire Group, Limited	Israel Discount Bank of New York	Securities Account
[**]*	Hampshire Group, Limited	Israel Discount Bank of New York	Money Market
[**]*	Hampshire Designers, Inc.	Bank Leumi USA	Securities Account
[**]*	Hampshire Group, Limited	Bank Leumi USA	Checking Account
[**]*	Hampshire Group, Limited	Sovereign Bank	Securities Account

*Account to be closed within 120 days of Closing Date.

2 HSBC Cash Collateral Account.

Schedule 4.17

MATERIAL CONTRACTS

Entity	Contract Name	Description

Hampshire Designers, Inc.	Alexander Julian, Inc.	License Agreement
Hampshire Designers, Inc.	Dockers (Levi Strauss & Co)	License Agreements
Hampshire Designers, Inc.	Dockers (Levi Strauss & Co) - MEXICO	Mexico License Agreement
Hampshire Designers, Inc.	Geoffrey Beene	License Agreements
Hampshire Designers, Inc.	JA Apparel Corp. (amended)	License-Joseph Abboud (Mens)
Hampshire Designers, Inc.	JA Apparel Corp. Amendment #1	License-Joseph Abboud (Mens)
Hampshire Group, Limited	Charney –FPG 114 41st Street LLC	Operating Lease

Schedule 4.19

INDEBTEDNESS

Loan Party	Debtor	Description	Principal Amount
Hampshire Designers, Inc.	IBM Credit LLC	Capital lease	$87,000

Schedule 4.30

ELIGIBLE INVENTORY LOCATIONS

24760 S. Main Street, Carson, California 90745
19801 S Santa Fe Ave Rancho Dominguez, California 90221
15530 Salt Lake Avenue, City of Industry, California 91745
18501 San Jose Ave, City of Industry California 91748
18601 San Jose Ave, City of Industry California 91748
18501 E. Arenth Ave, City of Industry California 91748
18175 E Rowland St, City of Industry California 91748
442 Avenue P, Newark, New Jersey 07105
125 Castle Rd, Secaucus, New Jersey 07094
125 Delawanna Ave. Clifton, New Jersey 07014
7272 Park Circle Dr. Suite 210, Hanover, Maryland, 21076
550 Telfair Road, Savannah, Georgia 31415

 Schedule 5.1

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each fiscal month during each Fiscal Year
(a)           an unaudited consolidated and consolidating balance sheet and income statement, and consolidated statement of cash flow, in each case compared to the prior period and plan, and
(b)           a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Fixed Charge Coverage Ratio, whether or not then applicable in accordance with Section 7.

as soon as available, but in any event within 120 days after the end of each Fiscal Year
(c)           consolidated financial statements of Parent and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management),
(d)           consolidating financial statements of Parent and its Subsidiaries for each such Fiscal Year, certified by the chief financial officer of Parent, to have been prepared in accordance with GAAP (such consolidating financial statements to include balance sheets and income statements), and
(e)           a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Fixed Charge Coverage Ratio, whether or not then applicable in accordance with Section 7.

as soon as available, but in any event within 60 days after the start of each Fiscal Years
(f)           copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming Fiscal Year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby.

within 5 Business Days after the filing thereof by Parent with the SEC, notice of the filing of	(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and (h) any other filings made by Parent with the SEC.

promptly, but in any event within 5 Business Days after a Responsible Officer has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that the Parent proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its Subsidiaries,
(j)           notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

promptly after the request of Agent, with a reasonable period of time for Parent to provide the requested information,	(k) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day after each prior fiscal month end), or, if Excess Liquidity is less than the Collateral Reporting Trigger Level, twice monthly (no later than the 15th day after each prior fiscal month end (based on the last day of such prior fiscal month) and the 30th day after each prior fiscal month end  (based on such 15th day))3

(a)           a Borrowing Base Certificate,
(b)           a detailed aging, by total, of Borrowers’ Accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(c)           a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(d)           a detailed Inventory system/perpetual report specifying the cost and the wholesale market value of Borrowers’ finished goods Inventory, by label (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(e)           a detailed calculation of finished goods Inventory by label that is not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(f)           a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft balance  (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks, if applicable, and
(g)           a detailed report regarding Borrowers’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash and Restricted Cash.

Monthly (no later than the 30th day of each month)
(h)           an Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger, and
(i)           a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to its monthly financial statements including any book reserves related to each category.

Promptly after the request of Agent, with a reasonable period of time for Parent to provide the requested information,
(j)           a detailed list of Borrowers’ customers, with address and contact information
(k)           a report regarding Borrowers’ accrued, but unpaid, ad valorem taxes,
(l)           copies of purchase orders and invoices for Inventory and Equipment acquired by Borrowers or their Subsidiaries,
(m)           supporting documentation for any reconciling items noted pursuant to clause (b) above,
(n)           notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts, in excess of an amount determined in the sole discretion of Agent,
(o)           copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, and
(p)           such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.

3 Notwithstanding the foregoing, the Borrowing Base Certificate and other reports described in clauses (a) through (g) of this Schedule for the fiscal month ended October 2, 2010 shall be required to be delivered to Agent by October 29, 2010.

Schedule 6.6

NATURE OF BUSINESS

Hampshire Group, Limited is a provider of women’s and men’s sweaters, wovens and knits, and is a designer and marketer of branded apparel in the United States. As a holding company, we operate through our wholly-owned subsidiaries—Hampshire Designers, Inc. and Item-Eyes, Inc., which in turn hold our operating divisions—Women’s and Men’s. The Company was established in 1976 and is incorporated in the state of Delaware.

Our Women’s division is comprised of both our women’s knitwear business, known as Hampshire Designers, and our women’s related sportswear business, known as Item Eyes.  Our men’s divisions, consist of Hampshire Brands, which offers both sweaters and sportswear, and Scott James.

Scott James, LLC is a men’s specialty retailer and wholesale provider of apparel.  Scott James, LLC operates a retail store in Boston, MA and a wholesale business that sells primarily to upscale specialty stores.

Our products, both branded and private label, are marketed in the moderate markets through multiple channels of distribution, including national and regional department and chain stores. All of our divisions source their product with quality manufacturers. Keynote Services, Limited, our China based subsidiary, assists with our sourcing needs and provides quality control services.

69